UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
OXFORD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE AND PROXY STATEMENT

OXFORD INDUSTRIES, INC.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 16, 2008

TIME:	3:00 p.m., local time, on Monday, June 16, 2008
PLACE:	Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308
ITEMS OF BUSINESS:	(1) To elect three directors to serve on our board of directors for a term of three years;
(2) To re-approve the Oxford Industries, Inc. Executive Performance Incentive Plan;
(3) To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during the fiscal year which commenced February 3, 2008; and
(4) To transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.
WHO MAY VOTE:	You can vote if you were a holder of record of the Company’s common stock as of the close of business on April 15, 2008.
DATE OF NOTICE:	May 9, 2008
DATE OF MAILING:	This notice and the accompanying proxy statement are first being mailed to shareholders on or about May 13, 2008.

A list of the Company’s shareholders entitled to vote at the annual meeting will be available for examination by any shareholder of the Company, or his or her agent or attorney, at the annual meeting. The enclosed proxy is solicited on behalf of the Company’s Board of Directors. Reference is made to the accompanying proxy statement for further information with respect to the items of business to be transacted at the annual meeting.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING AND, IF YOU ATTEND THE MEETING, YOU MAY ELECT TO VOTE IN PERSON.

If your shares are held in an account at a bank or broker, you are invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your bank or broker.

By Order of the Board of Directors,

Thomas E. Campbell
Secretary

OXFORD INDUSTRIES, INC.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

PROXY STATEMENT

For Annual Meeting of Shareholders
To Be Held on June 16, 2008

ABOUT THE MEETING

Why did you send me this proxy statement?

The Board of Directors of Oxford Industries, Inc., a Georgia corporation, seeks your proxy for use in voting at our 2008 Annual Meeting of Shareholders or at any postponements or adjournments of the annual meeting. Our annual meeting will be held at the offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, on Monday, June 16, 2008, at 3:00 p.m., local time. You may contact our Investor Relations Department at (404) 659-2424 to obtain directions to the site of the annual meeting. We will begin mailing this proxy statement, the attached Notice of Annual Meeting of Shareholders and the accompanying proxy card on or about May 13, 2008 to all holders of our common stock, par value $1.00 per share, entitled to vote at the annual meeting. Along with this proxy statement, we are also sending our Annual Report to Shareholders for our eight month transition period ended February 2, 2008.

Why do you refer to an eight month transition period ended February 2, 2008?

On October 8, 2007, our Board of Directors approved a change to our fiscal year end. Effective with our fiscal year which commenced on June 2, 2007, our fiscal year ends at the end of the Saturday closest to January 31 and will, in each case, begin at the beginning of the day next following the last day of the preceding fiscal year. Accordingly, there was an eight month transition period from June 2, 2007 through February 2, 2008. We refer to this period as our “eight month transition period ended February 2, 2008.”

In this proxy statement, we also refer to “fiscal 2007,” which is the 52 week period which commenced on June 3, 2006 and ended June 1, 2007, and “fiscal 2008,” which is the 52 week period which commenced on February 3, 2008 and will end on January 31, 2009. Next year, we will include information in our proxy statement for the full 12 month period representing fiscal 2008.

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for our 2008 Annual Meeting of Shareholders. These three officers are J. Hicks Lanier, Thomas C. Chubb III and Thomas E. Campbell.

What am I voting on?

You will be voting on each of the following:

1. To elect three directors to serve on our board of directors for a term of three years;

2. To re-approve the Oxford Industries, Inc. Executive Performance Incentive Plan;

3. To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2008; and

4. To transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.

As of the date of this proxy statement, our Board of Directors knows of no other matter that will be brought before the annual meeting.

You may not cumulate your votes for any matter being voted on at the annual meeting, and you are not entitled to appraisal or dissenter’s rights.

Who can vote?

You may vote if you owned shares of our common stock as of the close of business on April 15, 2008, the record date for our 2008 Annual Meeting of Shareholders. As of the close of business on April 15, 2008, there were 16,408,324 shares of our common stock issued and outstanding.

How do I vote?

If, on April 15, 2008, your shares of our common stock were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record. As a shareholder of record, you may vote using one of the following methods:

•	by completing, signing and returning the enclosed proxy; or

•	by attending the annual meeting and voting in person.

If, on April 15, 2008, your shares were held in an account at a bank or broker, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares in your account. Telephone and/or Internet voting may be available to direct your bank or broker on how to vote the shares in your account. The availability of telephone and/or Internet voting will depend on the voting processes of your bank or broker. Please follow the directions on your proxy card carefully. Even if your shares are held in an account at a bank or broker, you are invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your bank or broker.

What if my shares are registered in more than one person’s name?

If you own shares that are registered in the name of more than one person, each person must sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee or guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

What does it mean if I receive more than one proxy?

It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares by completing and providing your voting instructions for all proxy cards that you receive.

What if I return my proxy but do not provide voting instructions?

If you sign and return your proxy but do not include voting instructions, your proxy will be voted:

•	FOR the election of the director nominees proposed by our Board of Directors;

•	FOR the re-approval of the Oxford Industries, Inc. Executive Performance Incentive Plan;

•	FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2008; and

•	to the extent permitted under applicable law, in the discretion of the proxies on such other matters as may properly come before the annual meeting.

A properly executed proxy card marked “Abstain” with respect to any proposal will not be voted for such proposal.

Can I change my mind after I vote?

If you are a shareholder of record, you may revoke or change your vote with respect to the shares of our common stock that are registered directly in your name by doing any of the following:

•	delivering a written notice of revocation to the Secretary of the Company before the vote is taken at the annual meeting, such notice of revocation dated later than the proxy you want to revoke;

•	properly executing and delivering a later dated proxy before the vote is taken at the annual meeting; or

•	voting in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

If your shares are held in an account at a bank or broker (i.e., in “street name”), then you must follow the instructions provided by your bank or broker in order to revoke or change your vote with respect to those shares held in street name.

How many votes am I entitled to?

You are entitled to one vote for each share of our common stock that you own on the record date.

How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on April 15, 2008 must be present at the annual meeting in person or by proxy. This is referred to as a quorum. Broker non-votes (as described below under “— Will my shares be voted if I do not provide my proxy?”), if any, will be counted as shares present for purposes of determining the presence of a quorum.

How many votes are needed to elect directors?

In an uncontested election at an annual meeting of shareholders, our Bylaws require each director be elected by a majority of the votes cast with respect to such director (number of shares voted “for” a director must exceed the number of votes cast “against” that director). If a nominee who is already serving as a director is not elected by a majority of the votes cast at the annual meeting in an uncontested election, under Georgia law the director would continue to serve on our Board of Directors as a “holdover director.” However, under our Bylaws, any holdover director who stood for election but failed to receive a majority of the votes cast with respect to such director must offer to tender his or her resignation to our Board of Directors. Our Board of Directors, in consultation with any of its committees so designated, would then determine whether to accept or reject the resignation, or whether other action should be taken. Under our Bylaws, our Board of Directors is required to act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director is not elected at the annual meeting, that nominee would not become a director and would not serve on our Board of Directors as a holdover director.

In a contested election at an annual meeting of shareholders (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

At the annual meeting on June 16, 2008, shareholders will be voting to elect three directors to serve on our Board of Directors for a term of three years. Our Board of Directors has nominated each of Cecil D. Conlee, J. Reese Lanier and Dennis M. Love for election by shareholders at the annual meeting. Messrs. Conlee and Lanier currently serve on our Board of Directors.

Abstentions will have no effect on the vote for the election of directors.

Why am I voting on whether to re-approve the Oxford Industries, Inc. Executive Performance Incentive Plan?

On October 6, 2003, our shareholders approved the Oxford Industries, Inc. Executive Performance Incentive Plan (which we refer to as the “EPIP”). The EPIP is designed so that certain cash bonuses payable under the plan may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). Re- approval of the EPIP is required at least every five years under Internal Revenue Service regulations in order to preserve our federal income tax deduction of EPIP awards that would otherwise qualify as performance-based compensation.

On March 27, 2008, our Board of Directors amended and restated the EPIP, in the form attached to this proxy statement as Appendix A, and recommended that our shareholders vote to re-approve the EPIP. The material terms of the EPIP remain unchanged from the plan approved by our shareholders on October 6, 2003.

How many votes are needed to re-approve the EPIP?

Re-approval of the EPIP, as specified in Proposal No. 2, requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal.

How many votes are needed to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2008?

Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2008, as specified in Proposal No. 3, requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal.

Shareholder ratification of the appointment of Ernst & Young LLP is not required by law; however, our Board of Directors considers the solicitation of shareholder ratification to be in the best interests of our company and our shareholders. In view of the difficulty and expense involved in changing auditors on short notice, should our shareholders not ratify the selection of Ernst & Young LLP at the annual meeting, it is contemplated that the appointment of Ernst & Young LLP for fiscal 2008 will be permitted to stand unless our Board of Directors finds other compelling reasons for making a change. Disapproval by our shareholders will be considered a recommendation that our Board of Directors select another independent registered public accounting firm for the following year.

How many votes are needed for other matters?

Approval of any other matter that properly comes before the annual meeting requires the affirmative vote of a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal (except as otherwise provided in our Articles of Incorporation or Bylaws or applicable law for actions that require a greater percentage of votes in favor of a proposal). Our Board of Directors knows of no other matters that will be brought before the annual meeting. If other matters are properly introduced, the persons named in the enclosed proxy as the proxy holders will vote on such matters in their discretion to the extent permitted under applicable law.

Will my shares be voted if I do not provide my proxy?

Under certain circumstances, your shares may be voted if they are held in the name of a brokerage firm even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority, under the rules of the New York Stock Exchange (which we refer to as the “NYSE”), to vote shares on certain “routine” matters for which their customers do not provide voting instructions. Under the NYSE’s rules, as currently in effect, the election of directors, re-approval of the EPIP and the ratification of Ernst & Young LLP as our independent registered public accounting firm are considered routine matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for a proposal that is not a routine matter, shares for which a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions with respect to that proposal will be deemed a broker non-vote. These proxies will be counted as present at the annual meeting for quorum purposes but will not be counted as entitled to vote on the non-routine proposal.

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy or attend the annual meeting and vote in person.

EXECUTIVE OFFICERS

The following table sets forth information about our executive officers as of April 24, 2008:

Name	Age	Position Held

J. Hicks Lanier	68	Chairman and Chief Executive Officer
John A. Baumgartner	65	Senior Vice President and Chief Information Officer
Thomas E. Campbell	44	Senior Vice President-Law, General Counsel and Secretary
Thomas C. Chubb III	44	Executive Vice President
Christine B. Cole	59	Senior Vice President-Human Resources
K. Scott Grassmyer	47	Senior Vice President, Chief Financial Officer and Controller
Miles Gray	61	CEO, Ben Sherman Group
S. Anthony Margolis	65	Group Vice President and CEO, Tommy Bahama Group
Knowlton J. O’Reilly	68	Group Vice President
Anne M. Shoemaker	49	Vice President-Capital Markets and Treasurer
James F. Tuman III	60	President, Lanier Clothes

All our executive officers are elected by and serve at the discretion of either our Board of Directors or the Chairman of our Board of Directors.

Mr. J. Hicks Lanier has been our Chairman and Chief Executive Officer since 1981. Mr. Lanier also served as our President from 1977 until 2003. He currently serves as a director of SunTrust Banks, Inc., Crawford & Company and Genuine Parts Company. He serves on the Audit Committees of SunTrust Banks, Inc. and Crawford & Company. He also serves on the Compensation, Nominating and Governance Committee of Genuine Parts Company and the Nominating / Corporate Governance / Compensation Committee of Crawford & Company.

Mr. John A. Baumgartner was appointed Senior Vice President and Chief Information Officer in 2004. From 1992 to 2004, he served as our Vice President.

Mr. Thomas E. Campbell has served as Senior Vice President-Law, General Counsel and Secretary since April 2008. Mr. Campbell served as our Vice President-Law, General Counsel and Secretary from 2006 to April 2008. Prior to joining our company, Mr. Campbell was Senior Counsel at Interface, Inc., a manufacturer and marketer of floor coverings and fabrics, where he had served since 1997.

Mr. Thomas C. Chubb III was appointed Executive Vice President in 2004. From 1999 to 2004, he served as our Vice President, General Counsel and Secretary.

Ms. Christine B. Cole has served as Senior Vice President-Human Resources since April 2008. Ms. Cole served as our Vice President-Human Resources from 2004 to April 2008. Prior to joining our company, Ms. Cole had been the Vice President of Reed Business Information, Inc., a provider of information and communications for a diverse range of business sectors, beginning in 1999.

Mr. K. Scott Grassmyer has served as Senior Vice President, Chief Financial Officer and Controller since January 2008. Mr. Grassmyer served as our Senior Vice President and Controller from 2004 to 2008. From 2003 to 2004, he served as our Vice President and Controller. Mr. Grassmyer was appointed our Controller in 2002. Prior to joining our company, he served as Senior Vice President and Chief Financial Officer of Duck Head Apparel Company, Inc., an apparel manufacturer, beginning in 1997.

Mr. Miles Gray is CEO, Ben Sherman Group (one of our operating groups) and has held that position since our acquisition of Ben Sherman Limited in 2004. Prior to joining our company, Mr. Gray had been the CEO of Ben Sherman Limited since 2000. From 1997 to 2000, Mr. Gray was Ben Sherman’s European Sales & Marketing Director.

Mr. S. Anthony Margolis has been a Group Vice President and Chief Executive Officer of our wholly owned subsidiary Tommy Bahama Group, Inc. (formerly known as Viewpoint International, Inc.) since 2003. Prior to joining our company, Mr. Margolis had been the Chief Executive Officer and President of Viewpoint International, Inc. since 1992. As we previously announced, Mr. Margolis will be retiring from his position as Group Vice President and Chief Executive Officer of Tommy Bahama Group, Inc. effective May 31, 2008. Mr. Margolis also served as a member of our Board of Directors from 2003 to 2007.

Mr. Knowlton J. O’Reilly is Group Vice President and has held that position since November 2007. Mr. O’Reilly previously served as a Group Vice President of our company from 1978 until June 2006. Mr. O’Reilly’s previous employment with our company ended in June 2006 in connection with the sale of our Womenswear Group. From June 2006 until November 2007, Mr. O’Reilly served as Group Vice President of The Millwork Trading Co., Ltd., d/b/a Li & Fung USA, a subsidiary of Hong Kong-based consumer sourcing goods company Li & Fung Trading Limited and the purchaser of our Womenswear Group. Mr. O’Reilly also served as a member of our Board of Directors from 1987 to 2005.

Ms. Anne M. Shoemaker was appointed Vice President-Capital Markets and Treasurer in October 2007. She served as our Vice President-Internal Audit from 2004 to 2007. From 2001 to 2004, she served as our Director of Credit and Internal Audit.

Mr. James F. Tuman III is President, Lanier Clothes (one of our operating groups) and has had this position since 2005. From 1994 to 2005, Mr. Tuman served as Group Manager and Vice President-Manufacturing of Lanier Clothes.

ELECTION OF DIRECTORS
(Proposal No. 1)

Board of Directors

Under our Articles of Incorporation, our Board of Directors will consist of at least nine members, with the specific number fixed by our Bylaws, from time to time, by resolution of our Board of Directors or by the affirmative vote of at least 75% of our outstanding capital stock entitled to vote generally in the election of directors. Currently, our Bylaws have fixed the number of directors at 10, with eight members presently serving. Accordingly, there are currently two vacancies on our Board of Directors. In accordance with our Articles of Incorporation, our directors are divided into three classes that are as nearly equal in size as possible. Directors in each class are elected to staggered three-year terms. A director holds office until the annual meeting of shareholders held in the year during which the director’s term ends and until his or her successor is elected and qualified.

Pursuant to our Bylaws, an individual becomes ineligible for election or appointment as a director:

•	for any employee director (other than an individual who has at any time served as our Chief Executive Officer), following our fiscal year during which such individual reaches the age of 65; and

•	for any other individual, following our fiscal year during which such individual reaches the age of 72.

Our Board of Directors currently consists of three Class I directors, two Class II directors and three Class III directors. At our 2008 Annual Meeting of Shareholders, the terms of Messrs. Cecil D. Conlee, J. Reese Lanier and Robert E. Shaw, the three Class I directors, will expire. Mr. Shaw, who has served on our Board of Directors since 1991, reached the retirement age of 72 prior to the beginning of fiscal 2008 and, therefore, is no longer eligible for election as a director under our Bylaws.

Our Board of Directors, based in part on the recommendation of our Nominating, Compensation & Governance Committee, has nominated each of Cecil D. Conlee, J. Reese Lanier and Dennis M. Love for election as a Class I director to hold office until the annual meeting of shareholders held in 2011 and until his successor is elected and qualified. Mr. Love was identified and recommended as a potential director nominee by non-management members of our Board of Directors. After evaluating Mr. Love’s qualifications and independence, our Nominating, Compensation & Governance Committee recommended to our Board of Directors that Mr. Love be nominated for election as a Class I director at our 2008 Annual Meeting of Shareholders.

Our other directors are expected to remain in office for the remainder of their respective terms, as indicated below.

In an uncontested election at an annual meeting of shareholders, our Bylaws require each director to be elected by a majority of the votes cast with respect to such director (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In accordance with our Bylaws, in order for a shareholder to nominate a director for consideration at the 2008 Annual Meeting of Shareholders, we must have received the nomination not later than the close of business on March 18, 2008. We have not received a shareholder nomination for a director for consideration at the annual meeting. Accordingly, the election of directors at the 2008 Annual Meeting of Shareholders is an uncontested election.

Under Georgia law, if, in an uncontested election at the annual meeting, a nominee who is already serving as a director is not elected, the director would continue to serve on our Board of Directors as a “holdover director.” Under our Bylaws, any holdover director who fails to be elected by a majority of the votes cast with respect to such director in an uncontested election must offer to tender his or her resignation to our Board of Directors. Our Board of

Directors, in consultation with any of its committees so designated, would then determine whether to accept or reject the resignation, or whether other action should be taken. Under our Bylaws, our Board of Directors is required to act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director is not elected at the annual meeting, that nominee would not become a director and would not serve on our Board of Directors as a “holdover director.” Messrs. Conlee and Lanier are nominees for election at the annual meeting who are currently serving on our Board of Directors. Mr. Love does not currently serve on our Board of Directors.

Abstentions will have no effect on the vote for the election of directors.

Each nominee has consented to serve if elected, and our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected. If a nominee becomes unwilling or unable to serve prior to the annual meeting, then at the recommendation of our Board of Directors:

•	proxies will be voted for a substitute nominee selected by or at the direction of our Board of Directors;

•	the vacancy created by the inability or unwillingness of a nominee to serve will remain open until filled by our Board of Directors; or

•	our Bylaws may be amended to reduce the number of directors serving on our Board of Directors.

Our Board of Directors is also searching for other qualified persons to add to our Board of Directors to fill the two other vacancies. Because these persons were not identified at the time that this proxy statement was delivered to our shareholders, our Board of Directors has determined to leave these seats vacant until appropriate individuals have been found. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ELECT EACH OF THE CLASS I DIRECTOR NOMINEES LISTED BELOW.

Directors

The following table sets forth, as of April 24, 2008, certain information concerning the director nominees and our other directors who will be continuing after the 2008 Annual Meeting of Shareholders.

Nominees for Election — Class I Directors — Terms Expire in 2011

Name	Age	Director Since	Positions Held

Cecil D. Conlee	71	1985	Mr. Conlee is Chairman of CGR Advisors, a real estate advisory company, and has held this position since 1990. Mr. Conlee serves on the Audit Committee of Vanderbilt University.

J. Reese Lanier*	65	1974	Mr. Lanier is self-employed in farming and related businesses and has had this occupation for more than five years.

Dennis M. Love	52	N/A	Mr. Love is President and Chief Executive Officer of Printpack Inc., a manufacturer of flexible and specialty rigid packaging, and has served in such capacities since 1987. Mr. Love currently serves as a director of Caraustar Industries, Inc. and AGL Resources, Inc. Mr. Love serves as chair of the Compensation and Employee Benefits Committee of Caraustar Industries, Inc. and serves as a member of the Audit and Nominating, Governance and Corporate Responsibility Committees of AGL Resources, Inc.

Continuing — Class II Directors — Terms Expire in 2009

Name	Age	Director Since	Positions Held

J. Hicks Lanier*	68	1969	Mr. Lanier has been our Chairman and Chief Executive Officer since 1981. Mr. Lanier also served as our President from 1977 until 2003. He currently serves as a director of SunTrust Banks, Inc., Crawford & Company and Genuine Parts Company. He serves on the Audit Committees of SunTrust Banks, Inc. and Crawford & Company. He also serves on the Compensation, Nominating and Governance Committee of Genuine Parts Company and the Nominating / Corporate Governance / Compensation Committee of Crawford & Company.

Clarence H. Smith	57	2003	Mr. Smith is President and Chief Executive Officer of Haverty Furniture Companies, Inc., a home furnishings retailer, and has held this position since January 2003. He served as President and Chief Operating Officer of Haverty Furniture Companies, Inc. from 2002 to 2003, Chief Operating Officer of Haverty Furniture Companies, Inc. from 2000 to 2002, and Senior Vice President, General Manager — Stores of Haverty Furniture Companies, Inc. from 1996 to 2000. He is also a director of Haverty Furniture Companies, Inc.

Continuing — Class III Directors — Terms Expire in 2010

Name	Age	Director Since	Positions Held

George C. Guynn	64	2007	Mr. Guynn retired in October 2006 from his position of President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. Mr. Guynn is a director of Genuine Parts Company and Acuity Brands, Inc. Mr. Guynn serves on the Audit Committee of Genuine Parts Company and the Audit and Governance Committees of Acuity Brands, Inc.

Helen B. Weeks	53	1998	Ms. Weeks founded Ballard Designs, Inc., a home furnishing catalog business, in 1983 and served as Chief Executive Officer until she retired in 2002.

E. Jenner Wood III	56	1995	Mr. Wood became Chairman, President and Chief Executive Officer of SunTrust Bank, Central Group, in March 2001 and has served as Executive Vice President of SunTrust Banks, Inc. since 1994. SunTrust Banks, Inc. is a financial holding company that through its flagship subsidiary, SunTrust Bank, offers deposit, credit and trust and investment services. Mr. Wood is a director of Crawford & Company and serves on its Nominating / Corporate Governance / Compensation Committee. He is also a director of Georgia Power Company and serves on its Finance Committee.

*	J. Reese Lanier and J. Hicks Lanier are first cousins.

Conduct Policies for Directors, Officers, including Senior Financial Officers, and Employees

Our Board of Directors has adopted a Conflict of Interest and Business Ethics Policy for all of our directors, officers and employees. It is our policy that all such covered persons must avoid any activity that is or has the appearance of being hostile, adverse or competitive with our business, or that interferes with the proper performance of the individual’s duties, responsibilities or loyalty to our company. Members of the Executive Committee of our Board of Directors have the authority to grant a waiver of a provision of our Conflict of Interest and Business Ethics Policy to any of our employees (including any officer who is also not a director). Our Board of Directors has the exclusive authority to grant a waiver of a provision of our Conflict of Interest and Business Ethics Policy to any of our directors.

In addition, our Board of Directors has adopted an ethical conduct policy for our senior financial officers, including, among others, our chief executive officer, our chief financial officer and our chief accounting officer. These individuals are expected to adhere at all times to this ethical conduct policy. Failure to comply with this ethical conduct policy is a serious offense and will result in appropriate disciplinary action. Our Board of Directors has the authority to approve any deviation or waiver of this ethical conduct policy.

We will disclose on our Internet website at www.oxfordinc.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), (i) the nature of any amendment to these conduct policies (other than technical, administrative or other non-substantive amendments), (ii) our approval of any material departure from a provision of these conduct policies granted to any of our executive officers or directors, or (iii) our failure to take action within a reasonable period of time regarding any material departure from a provision of these conduct policies that has been made known to any of our executive officers.

We have posted our Conflict of Interest and Business Ethics Policy and our ethical conduct policy for our senior financial officers on our Internet website at www.oxfordinc.com. A copy of each of these policies is available in print to any shareholder who so requests it. Requests for a copy of either of these policies should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our officers and directors, and persons who beneficially own more than 10% of our common stock, file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) certain reports, and to furnish copies thereof to us, with respect to each such person’s beneficial ownership and changes in ownership of our equity securities.

Based solely on a review of the copies of such reports furnished to us, we believe that during fiscal 2007 and our eight month transition period ended February 2, 2008, our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except: (i) on December 4, 2006, March 2, 2007, June 1, 2007, August 31, 2007, November 30, 2007 and February 29, 2008, Mr. K. Scott Grassmyer purchased an aggregate of 55.89 shares of our common stock due to an inadvertent election to participate in a broker-facilitated dividend reinvestment program, and a Form 4 reporting all of these transactions was not filed until March 14, 2008; and (ii) on December 7, 2006, Mr. J. Hicks Lanier made a gift of 4,930 shares of our common stock, and this gift was not reported until a Form 5 was filed on March 17, 2008.

Submission of Director Candidates by Shareholders

Pursuant to our Bylaws, to be timely, a director nomination by a shareholder must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year’s annual meeting, a director nomination submitted by a shareholder to be timely must be delivered not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Any recommendation received by our Secretary will be promptly forwarded to the Chairman of our Nominating, Compensation & Governance Committee for consideration.

Notice of a director nomination by a shareholder should include the following:

1. the name and address of record of the shareholder making the nomination;

2. a representation that the shareholder is a holder of record of shares of our capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

3. the class and number of shares of capital stock held of record, owned beneficially and represented by proxy by the shareholder and each proposed nominee, as of the date of the notice;

4. the name, age, business and residence addresses and principal occupation or employment of each proposed nominee;

5. a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

6. such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules; and

7. the written consent of each proposed nominee to serve as a director if so elected.

In addition to candidates submitted by shareholders, our Nominating, Compensation & Governance Committee will also consider candidates recommended by directors, management, third party search firms and other valid and reliable sources. Candidates recommended by any of these sources will be equally evaluated and considered. Our Nominating, Compensation & Governance Committee will compile a complete list of candidates recommended from any valid source and evaluate each candidate. Each candidate will be evaluated in the context of the current composition of our Board of Directors, the current needs of our Board of Directors and the long-term interests of our shareholders. In making its evaluation of possible director candidates, our Nominating, Compensation & Governance Committee will consider, among other things, issues such as a candidate’s independence, age, understanding of the Company’s industry, general business knowledge and experience, financial literacy and expertise, availability and commitment. After evaluating each candidate, our Nominating, Compensation & Governance Committee will determine which candidates it will recommend to the full Board of Directors.

COMMON STOCK OWNERSHIP BY MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The table below sets forth certain information, as of April 15, 2008 (except as noted), regarding the beneficial ownership of shares of our common stock by:

•	owners of 5% or more of our common stock;

•	our directors;

•	our named executive officers (as defined in “Executive Compensation — Compensation Discussion and Analysis — Named Executive Officers for our Eight Month Transition Period Ended February 2, 2008”); and

•	our directors and executive officers as a group.

Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of our common stock shown as being beneficially owned by them. Unless otherwise indicated, the address for each shareholder on this table is c/o Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308.

	Beneficial Ownership of
	Common Stock
	Number of		Percent of
Name	Shares(1)		Class(1)

Columbia Wanger Asset Management, L.P.	2,326,400	(a)	14.18
Kornitzer Capital Management, Inc.	1,427,591	(b)	8.70
SunTrust Banks, Inc.	982,282	(c)	5.99
Thomas C. Chubb III	64,244	(d)	*
Cecil D. Conlee	10,633		*
K. Scott Grassmyer	24,578	(e)	*
Miles Gray	1,001	(f)	*
George C. Guynn	1,173		*
J. Hicks Lanier	1,549,829	(g)	9.44
J. Reese Lanier	542,855	(h)	3.31
S. Anthony Margolis	26,973	(i)	*
Robert E. Shaw	5,774		*
Clarence H. Smith	2,552		*
James F. Tuman III	14,723	(j)	*
Helen B. Weeks	2,700		*
E. Jenner Wood III	3,152		*
All directors and executive officers as a group (18 persons)	2,356,125	(k)	14.30	(k)

*	Less than 1%

(1)	Calculations based on an aggregate of 16,408,324 shares of our common stock outstanding as of the close of business on April 15, 2008. In addition, the number of shares and percentage of the class beneficially owned for each shareholder assume the issuance of all shares attributable to outstanding options held by such shareholder that may be exercised within 60 days of April 15, 2008 but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The number of shares and percentage of the class beneficially owned by all directors and executive officers as a group assume the issuance of all shares attributable to outstanding options held by such directors and executive officers that may be exercised within 60 days of April 15, 2008.

(a)	The shares reported are held by Columbia Wanger Asset Management, L.P. in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. Columbia Wanger Asset Management, L.P., has sole voting power over 2,166,400 of the reported shares and sole dispositive power over all of the reported shares. As reported by Columbia Wanger Asset Management, L.P., the shares reported include shares representing 9.52% of our outstanding common stock held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P. The address for Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. This information was as of December 31, 2007 and was obtained from a Schedule 13G/A filed on January 29, 2008.

(b)	The shares reported are held by Kornitzer Capital Management, Inc. in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. As reported by Kornitzer Capital Management, Inc., Kornitzer Capital Management, Inc. is an investment adviser with respect to the reported shares for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, the reported shares. Kornitzer Capital Management, Inc. has sole dispositive power over 1,381,241 of the reported shares and sole voting power over all of the reported shares. The address for Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205. This information was as of December 31, 2007 and was obtained from a Schedule 13G/A filed on March 4, 2008.

(c)	As reported by SunTrust Banks, Inc., these shares may be held by one or more subsidiaries of SunTrust Banks, Inc. in various fiduciary and agency capacities and include (i) 745,732 shares with respect to which it has sole voting power, (ii) 51,000 shares with respect to which it has shared voting power, (iii) 195,429 shares with respect to which it has sole dispositive power, and (iv) 586,853 shares with respect to which it has shared dispositive power. SunTrust Banks, Inc. and such subsidiaries disclaim beneficial interest in any of the shares reported. The address for SunTrust Banks, Inc. is 303 Peachtree Street, Suite 1500, Atlanta, GA 30308. This information was as of December 31, 2007 and was obtained from a Schedule 13G filed on February 12, 2008.

(d)	Includes 27,670 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2008.

(e)	Includes 4,000 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2008.

(f)	Consists of 1,001 restricted share units awarded pursuant to our Long-Term Stock Incentive Plan. These shares will be issued on June 2, 2009, generally subject to forfeiture in the event Mr. Gray’s employment with us or our subsidiaries terminates prior to June 2, 2009. The 1,001 restricted share units are treated as outstanding for purposes of calculating the percentage of our common stock owned by Mr. Gray and by our directors and executive officers as a group but are not treated as outstanding for any other purpose.

(g)	Consists of 264,932 shares held individually by Mr. J. Hicks Lanier, 582,020 shares held in trust, 492,477 shares held by a charitable foundation of which Mr. Lanier is a trustee, 200,000 shares held in a grantor retained annuity trust of which Mr. Lanier acts as trustee, and 10,400 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2008. Mr. Lanier disclaims beneficial ownership of the 582,020 reported shares held in trust and the 492,477 reported shares held by the charitable foundation of which Mr. Lanier is a trustee.

(h)	Consists of 465,356 shares held individually by Mr. J. Reese Lanier, 76,899 shares held in trust and 600 shares held by Mr. Lanier’s wife. Mr. Lanier disclaims beneficial ownership of the reported shares held in trust and held by his wife.

(i)	Includes 24,972 shares held in a grantor retained annuity trust of which Mr. Margolis acts as trustee.

(j)	Includes 7,200 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2008.

(k)	Of this amount, the executive officers not listed by name hold individually an aggregate of 90,538 shares and have the right to acquire 15,400 shares pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2008.

Under the SEC’s rules, a person may be deemed to beneficially own securities in which he or she has no pecuniary interest. The information set forth above under this heading “Common Stock Ownership by Management and Certain Beneficial Owners” shall not be construed as an admission that any such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of any securities disclosed above.

CORPORATE GOVERNANCE

Our Board of Directors oversees our company’s business in accordance with the Georgia Business Corporation Code, as implemented by our Articles of Incorporation and Bylaws. Directors are elected by our shareholders to oversee their interest in the long-term health and overall success of our company. Our Board of Directors serves as the ultimate decision-making body of our company, except for those matters reserved to or shared with our shareholders. Our Board of Directors selects and oversees the members of senior management, who are charged by our Board of Directors with conducting the day-to-day business of our company.

Director Independence

Our Board of Directors annually reviews the independence of our directors. As a result of its review, our Board of Directors has affirmatively determined that none of the following director nominees has a material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company), each of the following director nominees meets the categorical standards of the NYSE regarding independence and, as a result, each of the following director nominees is independent: Cecil D. Conlee, J. Reese Lanier and Dennis M. Love. In addition, our Board of Directors has affirmatively determined that the following directors are independent under the NYSE’s categorical standards and do not have a material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company): George C. Guynn, Robert E. Shaw, Clarence H. Smith, Helen B. Weeks and E. Jenner Wood III.

In determining director independence, our Board of Directors broadly considered all relevant facts and circumstances, including the corporate governance listing standards of the NYSE. Our Board of Directors considered the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with our company or management that might impair the director’s ability to make independent judgments. Mr. E. Jenner Wood III has certain relationships with our company that are described elsewhere in this proxy statement under the heading “Certain Relationships and Related Transactions.” Our Board of Directors has determined that this relationship is not material for purposes of determining Mr. Wood’s independence in accordance with the NYSE corporate governance listing standards based on the dollar value of the aggregate payments by us in connection with these transactions and because the transactions were made in the ordinary course of business and on market terms.

Mr. J. Hicks Lanier is an employee of our company and is not independent. Mr. J. Reese Lanier’s son served as one of our executive officers during the previous three years and, in accordance with the NYSE’s corporate governance listing standards, he is not independent.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that set forth certain guidelines for the operation of the Board of Directors and its committees. In accordance with its charter, our Nominating, Compensation & Governance Committee periodically reviews and assesses the adequacy of our Corporate Governance Guidelines. We have posted our Corporate Governance Guidelines on our Internet website at www.oxfordinc.com. A copy of our Corporate Governance Guidelines is available in print to any shareholder who so requests it. Requests for a copy of our Corporate Governance Guidelines should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Director Self-Evaluation

In accordance with our Corporate Governance Guidelines, our Board of Directors annually conducts a self-evaluation. Our Nominating, Compensation & Governance Committee oversees our Board of Directors’ self-evaluation process.

Meetings of Non-Employee Directors

Pursuant to our Corporate Governance Guidelines, our non-employee directors periodically meet separately from the other directors in executive sessions. Our non-employee directors include directors who are independent, as determined by our Board of Directors, and any other directors who are not officers or employees of our company even though they may have another relationship with our company or management that prevents them from being considered independent under the NYSE corporate governance listing standards.

Presiding Independent Director

Cecil D. Conlee is our presiding independent director in accordance with our Corporate Governance Guidelines. The presiding independent director serves in a lead capacity to chair executive sessions of our non-employee directors and coordinate the activities of our other non-employee directors.

Succession Planning

Our Board of Directors plans for succession to the position of Chief Executive Officer, as well as certain other senior management positions. To assist our Board of Directors, our Chairman and Chief Executive Officer periodically provides our non-employee directors with an assessment of senior executive officers and of their potential to succeed him. He also provides our non-employee directors with an assessment of persons considered potential successors to certain senior management positions.

Meetings of our Board of Directors; Attendance at the Annual Meeting of Shareholders

Our Board of Directors met four times and acted by written consent on one occasion during our eight month transition period ended February 2, 2008. During our eight month transition period ended February 2, 2008, each of our incumbent directors attended at least 75 percent of the aggregate number of meetings of our Board of Directors and of all committees of which the director was a member during the period he or she was a director or served on such committees.

While we have not adopted a formal policy regarding attendance by directors at our annual meetings of shareholders, we encourage directors to attend the annual meetings of shareholders in person. Each of the directors who served on our Board of Directors at the conclusion of our 2007 Annual Meeting of Shareholders attended the meeting in person.

Committees of our Board of Directors

Our Board of Directors has a standing Executive Committee, Audit Committee and Nominating, Compensation & Governance Committee.

Executive Committee

J. Hicks Lanier, Clarence H. Smith and E. Jenner Wood III are the members of our Executive Committee. Mr. Lanier is chairman of our Executive Committee.

Our Executive Committee is authorized to exercise the authority of the full Board of Directors in managing the business and affairs of our company. However, our Executive Committee does not have certain powers that our reserved to our full Board of Directors under the Georgia Business Corporation Code, including the following:

1. to fill vacancies on our Board of Directors or any of the committees of our Board of Directors;

2. to adopt, amend or repeal our Bylaws; or

3. to approve or propose to shareholders any action that Georgia law requires to be approved by shareholders.

Our Executive Committee met in person two times and acted by written consent on 14 occasions during our eight month transition period ended February 2, 2008.

Audit Committee

Cecil D. Conlee, George C. Guynn and Clarence H. Smith are the members of our Audit Committee. Mr. Conlee is chairman of our Audit Committee. We have posted our Audit Committee’s charter on our Internet website at www.oxfordinc.com. A copy of our Audit Committee’s charter is available in print to any shareholder who so requests it. Requests for a copy of our Audit Committee’s charter should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Our Board of Directors annually evaluates the financial expertise and independence of the members of our Audit Committee. Following its review, our Board of Directors determined that Mr. Conlee is an “audit committee financial expert,” as that term is defined in Item 407(d) of Regulation S-K. Our Board of Directors also determined that all members of the Audit Committee are independent and are financially literate in accordance with the NYSE’s governance listing standards and the SEC’s regulations.

Our Board of Directors established the Audit Committee in accordance with Rule 10A-3 of the Exchange Act to assist our Board of Directors in fulfilling its responsibilities with respect to the oversight of the following:

1. the integrity of our financial statements, reporting processes and systems of internal controls;

2. our compliance with applicable laws and regulations;

3. the qualifications and independence of our independent registered public accounting firm; and

4. the performance of our internal audit department and our independent registered public accounting firm.

The principal duties and responsibilities of our Audit Committee are set forth in its charter. Our Audit Committee may exercise additional authority prescribed from time to time by our Board of Directors.

Our Audit Committee met in person four times and acted by written consent on one occasion during our eight month transition period ended February 2, 2008.

Nominating, Compensation & Governance Committee

Robert E. Shaw, Clarence H. Smith and Helen B. Weeks are the members of our Nominating, Compensation & Governance Committee. Mr. Shaw is chairman of our Nominating, Compensation & Governance Committee. We have posted our Nominating, Compensation & Governance Committee’s charter on our Internet website at www.oxfordinc.com. A copy of our Nominating, Compensation & Governance Committee’s charter is available in print to any shareholder who so requests it. Requests for a copy of our Nominating, Compensation & Governance Committee’s charter should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Our Board of Directors has determined that all members of our Nominating, Compensation & Governance Committee are independent in accordance with the NYSE’s corporate governance listing standards. The purpose of our Nominating, Compensation & Governance Committee is to:

1. assist our Board of Directors in fulfilling its responsibilities with respect to compensation of our executive officers;

2. recommend candidates for all directorships to be filled;

3. identify individuals qualified to serve as members of our Board of Directors;

4. review and recommend committee appointments;

5. take a leadership role in shaping our corporate governance;

6. develop and recommend to our Board of Directors for adoption our Corporate Governance Guidelines;

7. lead our Board of Directors in an annual review of its own performance; and

8. perform other functions that it deems necessary or appropriate.

Our Nominating, Compensation & Governance Committee also has the following responsibilities, among others, related to compensation of our directors, officers and other key employees:

1. administering our stock option and restricted stock plans;

2. administering our Executive Performance Incentive Plan;

3. reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

4. evaluating our Chief Executive Officer’s performance in light of those goals and objectives;

5. determining the compensation of our Chief Executive Officer based upon this evaluation;

6. reviewing and approving the compensation of our executive officers; and

7. making recommendations to our Board of Directors regarding non-chief executive officer compensation, incentive-compensation plans and equity-based plans.

To facilitate our Nominating, Compensation & Governance Committee’s fulfillment of its responsibilities relating to the compensation of our Chief Executive Officer, as well as certain of our other executive officers, our Corporate Human Resources Department and other internal resources provide information to the committee, upon request. In addition, in reviewing and approving the compensation of our executive officers (other than our Chief Executive Officer), our Nominating, Compensation & Governance Committee considers the recommendation and evaluation of our Chief Executive Officer in evaluating such compensation. Our Nominating, Compensation & Governance Committee met in person on one occasion and acted by written consent on eight occasions during our eight month transition period ended February 2, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation programs are designed to motivate our key employees to achieve short- and long-term corporate goals that enhance shareholder value and enable us to attract and retain exceptionally talented individuals who can deliver outstanding business performance.

Our compensation programs have historically been designed to provide our executive officers (other than our Chief Executive Officer) with total cash compensation between the median and 75th percentile of total cash compensation paid to similarly situated individuals in our industry with the specific responsibilities and experience of our executive officers. In approving the total cash compensation that may become payable to our Chief Executive Officer, our Nominating, Compensation & Governance Committee (which we refer to in this section of the proxy statement as our “compensation committee”) targets total cash compensation at the median of the total cash compensation paid to chief executives at a comparison group of “peer companies” (as further described below under “— Benchmarking”).

To meet these objectives, our compensation committee aims to provide pay for performance by setting challenging company-related performance goals for our executives and conditioning a significant proportion of their compensation on the achievement of those goals. As a result, a significant proportion of our named executive officers’ compensation, as described below, is based on corporate, divisional and/or individual performance.

Named Executive Officers for our Eight Month Transition Period Ended February 2, 2008

Under the SEC’s rules, we are required to disclose compensation and related information concerning our principal executive officer, our principal financial officer, our three most highly compensated executive officers other than our principal executive officer and principal financial officer who were serving as executive officers at the end of the last completed fiscal year and up to two additional individuals for whom disclosure would have been provided pursuant to the preceding criteria but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. Under these rules, our “named executive officers” for our eight month transition period ended February 2, 2008 are as follows:

•	Mr. J. Hicks Lanier, our Chairman and Chief Executive Officer (who is our principal executive officer);

•	Mr. Thomas C. Chubb III, our Executive Vice President (who served as our principal financial officer during a portion of our eight month transition period ended February 2, 2008);

•	Mr. K. Scott Grassmyer, our Senior Vice President, Chief Financial Officer and Controller (who is our current principal financial officer and was our principal financial officer during a portion of our eight month transition period ended February 2, 2008);

•	Mr. Miles Gray, CEO of Ben Sherman Group;

•	Mr. S. Anthony Margolis, our Group Vice President and CEO of Tommy Bahama Group; and

•	Mr. James F. Tuman III, President of Lanier Clothes.

Because Messrs. Grassmyer, Gray and Tuman were not named executive officers prior to our eight month transition period ended February 2, 2008, compensation information for these individuals for periods prior to the eight month transition period is not included in this proxy statement in accordance with the SEC’s rules.

Elements of Executive Officer Compensation

Total compensation for our named executive officers consists of the following components:

•	base salary;

•	short-term incentive compensation;

•	long-term cash and/or equity incentive compensation;

•	participation opportunities in other benefit plans; and

•	perquisites.

In approving the total compensation paid to our named executive officers, our compensation committee does not expressly allocate a specified percentage of total compensation to base salary, short-term incentive compensation and/or long-term cash or equity incentive compensation. However, in determining base salary and the short-term incentive compensation that a named executive officer may receive at target (as further described below under “— Base Salary” and “— Short-Term Incentive Compensation (Bonuses)”), our compensation committee considers the total cash compensation that would become payable to that officer in comparison to the total cash compensation ranges that are developed at the direction of our compensation committee and our Chief Executive Officer based on market surveys (as further described below under “— Benchmarking”).

Base Salary

Salaries are used to provide a fixed amount of compensation to our named executive officers for the performance of their duties.

Overview and Objectives.  The base salaries of our named executive officers are reviewed on an annual basis. As a result of the change in our fiscal year end, our compensation committee expects that any changes in base salary resulting from the annual review process for our named executive officers will become effective on April 1st of each year. Salary increases also may occur (but do not necessarily occur) from time to time upon promotion or a significant increase in responsibilities. For example, Mr. Grassmyer’s base salary was increased upon his election to the additional position of Chief Financial Officer in January 2008.

All of the employment positions within our corporate headquarters function, as well as most of those for our Oxford Apparel and Lanier Clothes divisions, are assigned a job level based on the requirements and responsibilities of the position. At the direction of our compensation committee and our Chief Executive Officer, our Corporate Human Resources Department reviews published market surveys of compensation of similarly positioned employees within our industry in order to develop salary ranges for each of these job levels (other than for our Chief Executive Officer). These published surveys include industry specific reports from Mercer HR Consulting, ICR Limited, Towers Perrin and Watson Wyatt (as further described below under ‘‘— Benchmarking”). Our Chief Executive Officer, together with other members of our senior management, reviews the salary ranges developed by our Corporate Human Resources Department for each of our executive officers.

Each executive officer’s base salary is determined based on the person’s job level and individual responsibilities and performance. Our Chief Executive Officer recommends the salaries of all of our executive officers (other than our Chief Executive Officer) to our compensation committee based on his review of the salary ranges developed by our Corporate Human Resources Department (except as described below with respect to Mr. Margolis). Our compensation committee determines the salary of our Chief Executive Officer and reviews and approves (with or without modification) the recommended salaries of all of our other executive officers. In evaluating and determining the salary of our Chief Executive Officer, our compensation committee considers our performance and our Chief Executive Officer’s performance during the preceding fiscal year and the salaries of chief executive officers at peer companies. While our compensation committee has not established a formal policy regarding the evaluation of the base salaries of our executive officers relative to executive officers at peer companies or within our company, it does evaluate compensation levels to ensure fairness based on individual performance and the size, importance and complexity of each executive officer’s position.

Base Salaries for our Eight month Transition Period Ended February 2, 2008

Chief Executive Officer’s Base Salary.  In determining our Chief Executive Officer’s base salary for our eight month transition period ended February 2, 2008, our compensation committee took into account our financial performance relative to other publicly-traded apparel companies and the compensation paid to chief executives at peer companies. Our compensation committee considered Mr. Lanier’s service to Oxford and recognized that during fiscal 2007 Mr. Lanier’s performance was noteworthy given the challenging retail environment and adverse economic conditions that prevailed. Our compensation committee reviewed the strategic actions taken by Mr. Lanier to improve our future profitability and growth prospects. In particular, our compensation committee noted the progress with our strategy of focusing on “lifestyle” brand businesses, as exemplified by the continued success of the Tommy Bahama Group during fiscal 2007 and the improvements in certain of our other operating groups. Based upon this review, our compensation committee increased Mr. Lanier’s annual base salary by four percent from $800,000 to $832,000 effective August 1, 2007. In increasing Mr. Lanier’s base salary, our compensation committee observed that Mr. Lanier’s base salary effective August 1, 2007 was below the 40th percentile compared to the base salaries paid to chief executives at the peer companies described below.

Mr. Gray’s Base Salary.  In the case of Mr. Gray, Mr. Lanier considered Mr. Gray’s efforts to further our more recent strategic initiatives with respect to our Ben Sherman division, as well as Mr. Gray’s efforts in integrating our Ben Sherman division into our company since our 2004 acquisition of Ben Sherman. Mr. Lanier considered the important role Mr. Gray would continue to play in our ability to take full advantage of the Ben Sherman® brand internationally and believed that our continued success would be best served by incenting Mr. Gray to continue to be a part of our organization. After considering the compensation payable to similarly positioned executives in the apparel industry in the United Kingdom and in Europe, Mr. Lanier recommended, and our compensation committee approved, an increase in Mr. Gray’s annual base salary, effective August 1, 2007, to £250,000.

Mr. Margolis’ Base Salary.  In the case of Mr. Margolis, Mr. Lanier took into consideration the Tommy Bahama Group’s performance during fiscal 2007, as well as the employment arrangement that we entered into with Mr. Margolis in connection with our acquisition of the Tommy Bahama Group in June 2003. This employment arrangement provided for an annual increase of 5% of Mr. Margolis’ base salary (through fiscal 2007) if the Tommy Bahama Group’s profit before taxes (net of certain capital charges and other agreed upon adjustments) for the preceding fiscal year exceeded a specified target. Although Mr. Margolis’ prior employment arrangement did not specifically address the issue of his base salary after fiscal 2007, in light of the Tommy Bahama Group’s noteworthy performance for fiscal 2007 (including its achievement of its profit before taxes goal), Mr. Lanier recommended, and our compensation committee approved, a 5% increase in Mr. Margolis’ annual base salary, from $1,187,530 to $1,246,907, effective August 1, 2007.

Base Salaries of our Other Named Executive Officers.  In recommending the base salaries of each of our other named executive officers (other than Mr. Gray and Mr. Margolis, as described above), Mr. Lanier, in collaboration with our Corporate Human Resources Department, evaluated the compensation paid to such officers in the context of the individual’s job level, the salary range developed by our Corporate Human Resources Department for the applicable job level based on the survey data, the individual’s responsibility within the organization as a whole and the individual’s personal performance during fiscal 2007. In light of the efforts put forth by each of these other named executive officers during fiscal 2007, Mr. Lanier recommended, and our compensation committee approved, a 5.9%, 6.0%, and 5.0% increase in base salary for each of Mr. Chubb, Mr. Grassmyer and Mr. Tuman, respectively, effective August 1, 2007.

The actual base salaries paid to each of our named executive officers for our eight month transition period ended February 2, 2008 are set forth under the column heading “Salary” in the table below under “— Summary Compensation Table for our Eight Month Transition Period Ended February 2, 2008”.

Base Salaries for Fiscal 2008

Chief Executive Officer’s Base Salary.  In March 2008, our compensation committee reviewed our Chief Executive Officer’s base salary and performance during our eight month transition period ended February 2, 2008. Our compensation committee noted that Mr. Lanier’s base salary approximated the average base salary paid to other chief executive officers of companies based in the metro-Atlanta area (excluding financial services companies), as reported by Watson Wyatt, and was significantly below the $926,000 average base salary paid to chief executive officers of apparel companies with annual revenues between $500 million and $1.5 billion, as reported by an ICR Apparel Industry Survey. As part of its review, our compensation committee also considered our recent financial performance relative to the peer companies described below. During the review process, Mr. Lanier recommended that our compensation committee consider not increasing his base salary in light of the current challenging economic environment and its impact on our company. Although our compensation committee believed that Mr. Lanier’s performance had been noteworthy and that an increase in his base salary would have been justified, in light of Mr. Lanier’s recommendation, our compensation committee determined not to increase Mr. Lanier’s base salary for fiscal 2008.

Base Salaries of our Named Executive Officers (other than our Chief Executive Officer).  In connection with our annual compensation review process, Mr. Lanier recommended to our compensation committee that there be no increase in base salary for any named executive officer (other than Mr. Tuman, as described below) for fiscal 2008. Mr. Lanier believed this recommendation was appropriate in light of the current challenging economic environment and its impact on us. After consideration, our compensation committee approved the recommendation, and none of these named executive officers was given a base salary increase for fiscal 2008.

With respect to Mr. Tuman, Mr. Lanier reviewed the total compensation payable to Mr. Tuman, including the cash bonuses payable to Mr. Tuman at target (as further described below under “— Short-Term Incentive Compensation (Bonuses)”) and other forms of compensation, for fiscal 2008 and considered the total compensation paid to executives with a comparable level of responsibility as Mr. Tuman at peer companies within the tailored clothing industry. Based on his review, Mr. Lanier decided to recommend a 2.5% increase in Mr. Tuman’s base salary for fiscal 2008. After consideration, our compensation committee approved the 2.5% increase in Mr. Tuman’s base salary for fiscal 2008 recommended by Mr. Lanier, effective April 1, 2008.

Short-Term Incentive Compensation (Bonuses)

Overview and Objectives of our Executive Performance Incentive Plan.  Our executive officers are eligible to receive annual cash bonuses based on performance awards granted under our Executive Performance Incentive Plan (which we refer to as the “EPIP”). The EPIP was approved by our shareholders in 2003 and is administered by our compensation committee. As described under Proposal No. 2 below, our shareholders are voting at this annual meeting on whether to re-approve the EPIP so that we can continue to preserve our federal income tax deduction of certain cash bonuses under the EPIP that qualify as “performance-based compensation” under the Code. A performance award under the EPIP generally entitles the participant to cash compensation based upon the achievement by us or one or more of our business units of certain pre-established performance measures. For each EPIP participant, the bonus may be calculated as a percentage of base salary or as a percentage of a target bonus amount. Our compensation committee also has the authority under the EPIP to award bonuses to participants based on their individual personal performance.

The EPIP is used, among other things, to:

•	attract and retain qualified executives;

•	align the compensation paid to our executive officers with our company’s performance;

•	motivate our executive officers to work to achieve and exceed specific company performance goals; and

•	facilitate the treatment of elements of compensation as performance-based compensation under the Code (which is described in more detail below under “— Tax Deductibility Considerations”).

In administering the EPIP, our compensation committee establishes target bonus levels for our executive officers that are intended to reflect the individual’s responsibility within the organization and his or her ability to impact our performance as a whole. Target bonus levels for our executive officers, which are approved annually by our compensation committee, typically are expressed as a percentage of base salary (as specified below) and, generally, such bonus percentages increase as an officer’s responsibilities within our organization increase. Our compensation committee believes that by having a relatively greater percentage of total compensation of our most senior executives tied to our performance, our shareholders’ interests are better served.

For our eight month transition period ended February 2, 2008 and for fiscal 2008, our compensation committee approved an annual target bonus level expressed as a percentage of base salary for each of the named executive officers as follows:

•	Mr. Lanier — 105% of his base salary;

•	Mr. Chubb — 55% of his base salary;

•	Mr. Grassmyer — 45% of his base salary;

•	Mr. Gray — 50% of his base salary;

•	Mr. Margolis — 50% of his base salary; and

•	Mr. Tuman — 45% of his base salary.

Bonuses for our Eight Month Transition Period Ended February 2, 2008.  Under the EPIP bonus program for our eight month transition period ended February 2, 2008, the target bonus levels for each of our named executive officers (other than Mr. Margolis) consisted of two elements:

•	a formula-based bonus element tied to the achievement of company performance measures under the EPIP (which bonus element we refer to as the “formula bonus”); and

•	an individual performance based bonus element (which bonus element we refer to as the “individual performance bonus”).

The formula bonus element represented 67% of the target bonus level for each participant, while the individual performance bonus element represented 33% of the target bonus level. In July 2007, our compensation committee approved performance measures based on return on net assets (“RONA”), as adjusted for non-recurring or unusual items, for the fiscal year which commenced on June 2, 2007 for each of our named executive officers (other than Mr. Gray and Mr. Margolis). Since our Board of Directors was then considering a change in our fiscal year end, our compensation committee approved performance measures in respect of a full 12-month period from June 2, 2007 to May 31, 2008, as well as for our eight month transition period ended February 2, 2008. Bonuses for each of our named executive officers (other than Mr. Gray and Mr. Margolis) with respect to the performance period which commenced on June 2, 2007 were contingent on satisfaction of the relevant RONA performance measures for the performance period commencing on June 2, 2007 and ending as of our fiscal year end. Since our Board of Directors approved a change in our fiscal year end in October 2007 so that our fiscal year now ends at the end of the Saturday closest to January 31, our named executive officers’ (other than Mr. Margolis’) bonuses for the period which commenced on June 2, 2007 were based on our performance during our eight month transition period ended February 2, 2008.

Formula Bonuses.  In July 2007, our compensation committee established a threshold RONA, a target RONA and a maximum RONA for our eight month transition period ended February 2, 2008 for each of our operating groups based on our business plan for the period. For our eight month transition period ended February 2, 2008, RONA (for purposes of determining achievement of the RONA performance measures) gave effect to a 10% capital charge on the assets employed in the applicable operating group(s). For our eight month transition period ended February 2, 2008, each of Mr. Lanier’s, Mr. Chubb’s and Mr. Grassmyer’s formula bonus was allocated as follows:

•	10% of the formula bonus was based on the satisfaction by our Lanier Clothes division of a specified target RONA for that division;

•	10% of the formula bonus was based on the satisfaction by our Oxford Apparel division of a specified target RONA for that division;

•	55% of the formula bonus was based on the satisfaction by our Tommy Bahama division of a specified target RONA for that division;

•	10% of the formula bonus was based on the satisfaction by our Ben Sherman division of a specified target RONA for that division; and

•	15% of the formula bonus was based on the satisfaction by our company as a whole of a consolidated target RONA.

100% of the formula bonus for Mr. Tuman was based on the satisfaction by our Lanier Clothes division of a specified RONA target for that division. The bonus for Mr. Gray for our eight month transition period ended February 2, 2008 was determined in a fashion comparable to those of our other named executive officers (other than Mr. Margolis), as described above, but 100% of the formula bonus for Mr. Gray was based on the satisfaction by our Ben Sherman division of a specified target profit before interest and taxes (“PBIT”) performance measure for that division.

With respect to the formula bonuses for our eight month transition period ended February 2, 2008, if the applicable threshold performance measure for a particular operating division(s) was not met or exceeded for our eight month transition period ended February 2, 2008, no formula bonus would be awarded in respect of the portion of the officer’s formula basis allocated to that operating division(s). For actual performance between the threshold performance goal and the target performance goal or between the target performance goal and the maximum performance goal for the applicable operating division(s), the formula bonus allocated to the operating division(s) would be adjusted on a pro rata basis as a percentage of actual performance compared to the target performance goal. If the maximum performance goal was met or exceeded for an operating division(s), a named executive officer would be eligible to receive 150% of his target formula bonus allocated to the applicable operating division(s). As a result, the maximum formula bonus a named executive officer would have been able to earn under the EPIP for our eight month transition period ended February 2, 2008 would have been 150% of his aggregate target formula bonus.

For our eight month transition period ended February 2, 2008, our compensation committee approved the following RONA performance goals for each of Mr. Lanier, Mr. Chubb and Mr. Grassmyer for the applicable operating division(s):

•	a threshold RONA, target RONA and maximum RONA of 0.25%, 3.25% and 6.25%, respectively, for our Lanier Clothes division;

•	a threshold RONA, target RONA and maximum RONA of 2.5%, 6.5% and 10.5%, respectively, for our Oxford Apparel division;

•	a threshold RONA, target RONA and maximum RONA of 8.0%, 10.5% and 13.0%, respectively, for our Tommy Bahama division;

•	a threshold RONA, target RONA and maximum RONA of 1.0%, 5.0% and 9.0%, respectively, for our Ben Sherman division; and

•	a threshold RONA, target RONA and maximum RONA of 2.0%, 5.0% and 8.0%, respectively, for our consolidated operations.

By way of example, in July 2007, our compensation committee approved a target bonus level for Mr. J. Hicks Lanier of 105% of Mr. Lanier’s base salary. Mr. Lanier’s approved base salary effective August 1, 2007 was $832,000 so his target bonus level (expressed in dollars) would have been $873,600 for a full 12-month performance period. Since our Board of Directors changed our fiscal year end, the performance period was our eight month transition period ended February 2, 2008. Accordingly, Mr. Lanier’s target bonus level (expressed in dollars) was proportionately reduced to $582,470 for our eight month transition period ended February 2, 2008.

The formula bonus element represented 67% of the total target bonus level, while the individual performance bonus element represented 33% of the total target bonus level. Accordingly, for our eight month transition period ended February 2, 2008, Mr. Lanier’s target formula bonus (expressed in dollars) was $390,255 and his target individual performance bonus (expressed in dollars) was $192,215. The target formula bonus (expressed in dollars) for Mr. Lanier was allocated as follows:

•	$39,026 (or 10%) to the satisfaction of the applicable target RONA by the operations of our Lanier Clothes division;

•	$39,026 (or 10%) to the satisfaction of the applicable target RONA by the operations of our Oxford Apparel division;

•	$214,640 (or 55%) to the satisfaction of the applicable target RONA by the operations of our Tommy Bahama division;

•	$39,026 (or 10%) to the satisfaction of the applicable target RONA by the operations of our Ben Sherman division; and

•	$58,538 (or 15%) to the satisfaction of the applicable target RONA by our consolidated operations.

Following the end of our eight month transition period ended February 2, 2008, our compensation committee certified the results of the performance period for purposes of determining satisfaction of the RONA performance measures. Specifically, as it relates to Mr. Lanier’s, Mr. Chubb’s, and Mr. Grassmyer’s bonuses for our eight month transition period ended February 2, 2008:

•	our Lanier Clothes division did not achieve the threshold RONA;

•	our Oxford Apparel division exceeded the target RONA but did not achieve the maximum RONA, and the bonus allocated to the Oxford Apparel division was 118.9% of the target bonus for our Oxford Apparel division;

•	our Tommy Bahama division exceeded the threshold RONA but did not achieve the target RONA, and the bonus allocated to the Tommy Bahama division was 28.0% of the target bonus for our Tommy Bahama division;

•	our Ben Sherman division exceeded the threshold RONA but did not achieve the target RONA, and the bonus allocated to the Ben Sherman division was 37.5% of the target bonus for our Ben Sherman division; and

•	our consolidated operations exceeded the threshold RONA but did not achieve the target RONA, and the bonus allocated to our consolidated operations was 52.3% of the target bonus for our consolidated operations.

Accordingly, the target formula bonus for each of Mr. Lanier, Mr. Chubb and Mr. Grassmyer was determined to be 38.9% of his respective aggregate target formula bonus, calculated as follows:

•	the percentage of the target formula bonus awarded in respect of the operations of our Lanier Clothes division (0%) multiplied by the portion of the total target formula bonus allocated to the operations of our Lanier Clothes division (10%), which equals 0%; plus

•	the percentage of the target formula bonus awarded in respect of the operations of our Oxford Apparel division (118.9%) multiplied by the portion of the total target formula bonus allocated to the operations of our Oxford Apparel division (10%), which equals 11.89%; plus

•	the percentage of the target formula bonus awarded in respect of the operations of our Tommy Bahama division (28.0%) multiplied by the portion of the total target formula bonus allocated to the operations of our Tommy Bahama division (55%), which equals 15.4%; plus

•	the percentage of the target formula bonus awarded in respect of the operations of our Ben Sherman division (37.5%) multiplied by the portion of the total target formula bonus allocated to the operations of our Ben Sherman division (10%), which equals 3.75%; plus

•	the percentage of the target formula bonus awarded in respect of our consolidated operations (52.3%) multiplied by the portion of the total target formula bonus allocated to our consolidated operations (15%), which equals 7.85%.

As a result, Mr. Lanier received a formula bonus of $151,809 (38.9% of his target formula bonus of $390,255).

For Mr. Tuman, a threshold RONA, target RONA and maximum RONA of 0.5%, 3.5% and 6.5%, respectively, for our Lanier Clothes division were established. Following the end of our eight month transition period ended February 2, 2008, our compensation committee certified that our Lanier Clothes division did not achieve the threshold RONA applicable to Mr. Tuman’s formula bonus, and, accordingly, no formula bonus was payable to Mr. Tuman. For Mr. Gray, a threshold PBIT, target PBIT and maximum PBIT of £3,414,000, £4,215,000 and £5,016,000, respectively, for our Ben Sherman division were established. Following the end of our eight month transition period ended February 2, 2008, our compensation committee certified that our Ben Sherman division did not achieve the threshold PBIT applicable to Mr. Gray’s formula bonus, and, accordingly, no formula bonus was payable to Mr. Gray.

Individual Performance Bonuses.  For our eight month transition period ended February 2, 2008, the potential individual performance bonus for each of our named executive officers (other than Mr. Margolis) was determined as a function of the percentage of the target formula bonus payable in respect of our performance for our eight month transition period ended February 2, 2008 and the individual’s personal performance during the fiscal year. Since Mr. Lanier, Mr. Chubb and Mr. Grassmyer each received 38.9% of his respective formula bonus for our eight month transition period ended February 2, 2008, the individual performance bonus opportunity at target individual performance for each of these named executive officers was reduced to 38.9% of what his individual performance bonus opportunity would have been if each of our operating divisions, and our consolidated operations, had achieved target RONA. For example, because of our actual performance during our eight month transition period ended February 2, 2008, Mr. Lanier’s individual performance bonus opportunity at target individual performance was reduced to $74,772 (which is 38.9% of what his individual performance bonus opportunity would have been if each of our operating divisions, and our consolidated operations, had achieved target RONA (i.e., 38.9% of $192,215)).

Our compensation committee has discretion to determine the amount of the individual performance bonus for each of our executive officers from 0% to 200% of the target individual performance bonus (as adjusted to give effect to the satisfaction of the relevant performance targets, as described above) based upon an individual’s performance during the performance period. For example, our compensation committee had the discretion to award Mr. Lanier an individual performance bonus between $0 and $149,543 (i.e., between 0% and 200% of his target individual performance bonus after giving effect to the satisfaction of the RONA targets). After considering Mr. Lanier’s individual performance during our eight month transition period ended February 2, 2008 as part of its review of Mr. Lanier’s base salary for fiscal 2008, our compensation committee approved an individual performance bonus of $74,772 for Mr. Lanier in respect of our eight month transition period ended February 2, 2008.

Under the terms of the performance awards under the EPIP for our eight month transition period ended February 2, 2008, if none of the applicable threshold performance measures had been met or exceeded for our eight month transition period ended February 2, 2008, a participant in the EPIP would not have been eligible for any formula bonus or any individual performance bonus. Accordingly, neither Mr. Tuman nor Mr. Gray was eligible to receive an individual performance bonus for our eight month transition period ended February 2, 2008.

Actual Bonuses Paid for our Eight Month Transition Period Ended February 2, 2008.  The actual formula bonuses and the individual performance bonuses paid to each of our named executive officers (other than Mr. Margolis, as described below) for our eight month transition period ended February 2, 2008 are set forth under the column headings “Non-Equity Incentive Plan Compensation” and “Bonus”, respectively, in the table below under “— Summary Compensation Table for our Eight Month Transition Period Ended February 2, 2008”.

Mr. Margolis’ Bonus for the Performance Period which Commenced on June 2, 2007.  With respect to Mr. Margolis’ bonus for the performance period which commenced on June 2, 2007, under the EPIP, our compensation committee established a threshold, target and maximum bonus level for Mr. Margolis using the Tommy Bahama Group’s profit before taxes (“PBT”) for the 12-month performance period which commenced on June 2, 2007 and will end on May 31, 2008. In light of Mr. Margolis’ planned retirement, which will become effective on May 31, 2008, our compensation committee did not believe it was appropriate to pro-rate Mr. Margolis’ bonus opportunity to the period coinciding with our eight month transition period ended February 2, 2008.

Our compensation committee established threshold, target and maximum PBT performance goals for our Tommy Bahama Group of $73,019,152, $81,132,391 and $89,245,630, respectively, for the performance period which commenced on June 2, 2007 and will end on May 31, 2008. If the threshold PBT performance measure is not met or exceeded for this performance period, Mr. Margolis will not be eligible to receive a bonus for the corresponding period. If the maximum PBT performance measure is met or exceeded, Mr. Margolis will be eligible to receive a bonus equal to 100% of his base salary that became effective August 1, 2007. For performance between the threshold and target PBT levels or between the target and maximum PBT levels, Mr. Margolis’ actual bonus would be interpolated on a straight-line basis between 0% and 50% of his base salary or between 50% and 100% of his base salary, respectively, relative to the threshold, target and maximum performance measures. If the Tommy Bahama Group’s PBT (net of certain capital charges and other adjustments) for the performance period which commenced on June 2, 2007 and will end on May 31, 2008 equals the agreed upon target PBT for the performance period, Mr. Margolis would be entitled to receive a bonus equal to 50% of his base salary. At this time, we are unable to determine the actual PBT for the Tommy Bahama Group in respect of the performance period which commenced on June 2, 2007 and will end on May 31, 2008.

Fiscal 2007 Bonus.  For the fiscal 2007 bonus program under the EPIP, similar to the bonus program for our eight month transition period ended February 2, 2008, as described above, our compensation committee established target bonus levels for each of Mr. Lanier and Mr. Chubb that included a formula bonus component (representing 67% of the target bonus level) and an individual performance bonus component (representing 33% of the target bonus level). The formula bonus was allocated based on the performance of our operating groups.

Following the end of fiscal 2007, our compensation committee certified that each of Mr. Lanier and Mr. Chubb was entitled to receive 82.5% of his respective target formula bonus. For fiscal 2007, Mr. Lanier received a formula bonus of $464,310 (82.5% of his target formula bonus of $562,800 for fiscal 2007) and Mr. Chubb received a formula bonus of 116,285 (82.5% of his target formula bonus of $140,951 for fiscal 2007).

Individual Performance Bonuses for Fiscal 2007.  For fiscal 2007, similar to the methodology used in determining the individual performance bonus for our eight month transition period ended February 2, 2008, the individual performance bonus for each of Mr. Lanier and Mr. Chubb was determined as a function of the percentage of the target formula bonus payable in respect of our performance for the fiscal year and the individual’s personal performance during the fiscal year. For fiscal 2007, Mr. Lanier received an individual performance bonus of $228,690 and Mr. Chubb received an individual performance bonus of $83,715.

Mr. Margolis’ Bonus for Fiscal 2007.  With respect to Mr. Margolis’ bonus for fiscal 2007 under the EPIP, our compensation committee established a threshold, target and maximum bonus level for Mr. Margolis using the Tommy Bahama Group’s PBT for fiscal 2007 as the applicable performance measure. If the Tommy Bahama Group’s PBT (net of certain capital charges and other agreed upon adjustments) for fiscal 2007 equaled the agreed upon target PBT for the fiscal year, Mr. Margolis would have been entitled to receive a bonus equal to 50% of his base salary for fiscal 2007. For fiscal 2007, our compensation committee certified that the Tommy Bahama Group’s actual PBT slightly exceeded the target PBT goal and, therefore, the committee determined that Mr. Margolis’ bonus for fiscal 2007 should be $593,765 (i.e., an amount equal to 50% of his base salary that became effective August 1, 2006).

Fiscal 2008 Bonus.  For fiscal 2008, our compensation committee has again approved the use of RONA as the performance measure for determining cash bonuses paid to each of our named executive officers (other than Messrs. Gray, Margolis and Tuman). For fiscal 2008, our compensation committee has approved RONA measures for each of Mr. Lanier, Mr. Chubb and Mr. Grassmyer based on the following allocation of the officer’s formula bonus:

•	55% of the formula bonus will be based on the satisfaction by our Tommy Bahama division of its specified target RONA;

•	10% of the formula bonus will be based on the satisfaction by our Oxford Apparel division of its specified target RONA;

•	10% of the formula bonus will be based on the satisfaction by our Lanier Clothes division of its specified target RONA;

•	10% of the formula bonus will be based on the satisfaction by our Ben Sherman division of its specified target RONA; and

•	15% of the formula bonus will be based on the satisfaction by our company as a whole of a consolidated target RONA.

For fiscal 2008, Mr. Tuman’s cash bonus will be based on the satisfaction by our Lanier Clothes division of a specified PBT target for that division, and Mr. Gray’s cash bonus will be based on the satisfaction by our Ben Sherman division of a specified PBIT target for that division. Since Mr. Margolis will be retiring effective May 31, 2008, our compensation committee did not believe it was appropriate to establish performance measures or bonus goals for Mr. Margolis for fiscal 2008.

The RONA, PBT and PBIT performance goals established for fiscal 2008 were developed based on a similar methodology used in developing the performance goals established for our eight month transition period ended February 2, 2008. This methodology took into consideration our budgeted plans for the relevant performance period for each of our operating divisions, the anticipated market conditions in our industry, the rate of return to our shareholders from each of our operating divisions, and improvements in performance from prior periods. We believe that the performance goals established for fiscal 2008 represent similarly challenging goals as were established for our eight month transition period ended February 2, 2008. We also believe that achieving target performance for fiscal 2008 by each of our operating divisions would equate to a comparable accomplishment as achieving target performance for our eight month transition period ended February 2, 2008, after considering the factors used to establish our performance goals.

Long-Term Equity Incentive Compensation

Overview and Objectives of our Long-Term Stock Incentive Plan.  Our Long-Term Stock Incentive Plan (which we refer to as the “LTIP”) was initially approved by our shareholders in 2004. Under the LTIP, our compensation committee has the authority to award equity grants to our non-employee directors and key employees (including our named executive officers). LTIP awards can be made in the form of incentive and non-qualified stock options, stock appreciation rights, restricted shares and restricted share units. Since the LTIP went into effect, our compensation committee has granted awards under the LTIP exclusively in the form of restricted stock and restricted share units.

Our compensation committee has the discretion under the LTIP to determine whether dividends will be paid on restricted stock and restricted share units that have been granted. All previous grants of restricted stock under the LTIP have entitled the recipient to cash dividends that are generally payable to our shareholders. All previous grants of restricted share units under the LTIP have provided for the accrual of dividends which the recipient would be entitled to receive in cash following, and subject to, the satisfaction of applicable vesting requirements.

Our Board of Directors and our compensation committee believe that granting awards under the LTIP in the form of restricted stock and restricted share units is in the best interests of our shareholders and is consistent with recent trends in equity-based compensation. Specifically, the use of equity awards such as restricted stock and restricted share units that can both lose value and increase in value as our stock price may fall or rise better aligns the interests of our directors and executive officers and our shareholders and reduces the dilutive effect to our shareholders that certain other types of equity awards may have.

Our compensation committee utilizes the LTIP to, among other things:

•	align the interests of our directors and executive officers with our shareholders;

•	provide a meaningful incentive to improve long-term growth and profitability;

•	encourage participants to enhance the growth of our company rather than just specific segments of our company; and

•	facilitate recruiting and retention of key executive talent.

Participation in the LTIP is limited and approved annually by our compensation committee based upon input from management.

LTIP Awards in respect of Fiscal 2007 and our Eight Month Transition Period Ended February 2, 2008.  Under the LTIP, grants of restricted stock and restricted share units may be made or become vested based upon our achievement of “performance objectives,” which further facilitates alignment of the interests of shareholders and our directors and executive officers. At the beginning of fiscal 2007 and the beginning of our eight month transition period ended February 2, 2008, our compensation committee approved performance share awards and/or restricted share unit awards to certain of our key employees, including certain of our named executive officers, in respect of our achievement of an earnings per share threshold for a performance period coinciding with fiscal 2007 and our eight month transition period ended February 2, 2008. Based on our performance for each of fiscal 2007 and our eight month transition period ended February 2, 2008, no restricted stock or restricted share units were awarded to any of our named executive officers pursuant to these awards.

Under the terms of the performance share awards and restricted share unit awards in respect of fiscal 2007 and our eight month transition period ended February 2, 2008, the receipt of any stock, free and clear of any forfeiture restrictions, based on our performance during the applicable performance period was further subject to a vesting period that ends on the third anniversary of the last day of the applicable performance period (i.e., restricted shares that were granted in respect of our earnings per share during our eight month transition period ended February 2, 2008, if any, would vest and become free and clear of any forfeiture restrictions on February 2, 2011). The intent of delayed vesting is that the shares will increase in value over the vesting period based on sustained improvement of our performance over that period of time, and at the same time help retain our key employees.

Our compensation committee does not currently have a policy or practice with respect to the timing of stock or option awards coinciding with the release of material non-public information. Since we have granted equity awards under the LTIP exclusively in the form of restricted stock with a delayed vesting period, our compensation committee does not believe that such a policy or practice is necessary or appropriate.

In determining the size of equity grants for our key employees, our compensation committee considers the employee’s position and level of responsibility, both of which reflect the individual’s ability to influence our long-term performance. The number of restricted shares of our common stock that a key employee, including certain of our named executive officers, would receive at target performance pursuant to a performance share award or a restricted share unit award is considered by our senior management and our compensation committee when analyzing whether the total compensation opportunity for our executives is competitive in the relevant employment market.

As noted above, the performance measure used by our compensation committee for performance share awards and restricted share unit awards for performance periods coinciding with fiscal 2007 and our eight month transition period ended February 2, 2008 was earnings per share (subject to adjustments that may be made for non-recurring or unusual non-cash items recognized in accordance with accounting principles generally accepted in the United States, or GAAP, as approved by our compensation committee). The awards to our named executive officers for each of fiscal 2007 and our eight month transition period ended February 2, 2008, along with the corresponding performance targets and the shares of restricted stock and restricted share units actually awarded based on our performance, are set forth in the table below:

									Actual
									Restricted
						Earnings per Share Performance			Shares
	Fiscal		Number of Restricted Shares (#)(1)			Objective ($)			Awarded
Name	Year		Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(2)

J. Hicks Lanier	2008	T(3)	1	2,333	3,499	1.73	1.82	1.91	0	(6)
	2007		1	3,500	5,250	3.11	3.43	3.59	0	(7)
Thomas C. Chubb III	2008	T(3)	1	1,666	2,499	1.73	1.82	1.91	0	(6)
	2007		1	2,000	3,000	3.11	3.43	3.59	0	(7)
K. Scott Grassmyer(4)	2008	T(3)	1	666	999	1.73	1.82	1.91	0	(6)
S. Anthony Margolis	2008	T(3)	1	2,000	3,000	1.73	1.82	1.91	0	(6)
	2007		1	3,000	4,500	3.11	3.43	3.59	0	(7)
Miles Gray(4)(5)	2008	T(3)	—	—	—	—	—	—	—
James F. Tuman III(4)	2008	T(3)	1	1,000	1,500	1.73	1.82	1.91	0	(6)

(1)	The number of restricted shares that are granted under these LTIP awards for earnings per share performance between the threshold and target performance objectives and between the target and maximum performance objectives are allocated on a straight-line basis between the number of shares that would be granted between threshold and target or between target and maximum, respectively.

(2)	Restricted shares under these LTIP awards would vest on the third anniversary of the last day of the applicable performance period to which the grants relate.

(3)	Since our Board of Directors was considering a change in our fiscal year end, our compensation committee approved performance measures in respect of a full 12-month period from June 2, 2007 to May 31, 2008, as well as for our eight month transition period ended February 2, 2008. The number of restricted shares that would be granted under these LTIP awards were subject to proportionate reduction if our Board of Directors changed our fiscal year end. Since our Board of Directors approved a change in our fiscal year end in October 2007 so that our fiscal year now ends at the end of the Saturday closest to January 31, the number of restricted shares that could be received in respect of these performance share awards were proportionately reduced, and the applicable earnings per share objectives, were adjusted in accordance with our compensation committee’s approval. The table sets forth the actual performance measures and shares that would have been awarded to the named executive officers in respect of our eight month transition period ended February 2, 2008.

(4)	Because Messrs. Grassmyer, Gray and Tuman were not named executive officers prior to our eight month transition period ended February 2, 2008, information relating to awards for periods prior to our eight month transition period ended February 2, 2008 for each of these individuals is not included in this proxy statement in accordance with the SEC’s rules and regulations.

(5)	Our compensation committee did not award performance share awards or restricted share unit awards to employees of our Ben Sherman division in respect of our eight month transition period ended February 2, 2008.

(6)	Our actual earnings per share for our eight month transition period ended February 2, 2008 for LTIP performance measure purposes was below the threshold earnings per share. Accordingly, no restricted shares were granted pursuant to the awards in respect of the fiscal 2007 performance period.

(7)	Our actual earnings per share for fiscal 2007 for LTIP performance measure purposes was below the threshold earnings per share. Accordingly, no restricted shares were granted pursuant to the awards in respect of the fiscal 2007 performance period.

LTIP Awards for Fiscal 2008.  In March 2008, our compensation committee reviewed the effectiveness of our equity compensation program and considered the merits of a one-time service-based restricted stock grant to certain of our named executive officers. In considering this grant, our compensation committee wanted to provide awards that would incent recipients to remain with us during a multi-year vesting period and further align the interests of our shareholders and the recipients, all of whom are key management employees. In accordance with the provisions of our LTIP, our compensation committee approved the following one-time grants of restricted stock to our named executive officers: Mr. Lanier — 25,000 restricted shares; Mr. Chubb — 25,000 restricted shares; and Mr. Grassmyer — 15,000 restricted shares. These restricted shares will vest on March 28, 2011, subject to certain conditions including the recipient’s continued employment with our company. Our compensation committee believes these awards are appropriately designed to achieve the goals of incenting these key members of management to remain with our company and further align the interests of our shareholders and management. In light of these awards, our compensation committee did not grant any performance-based restricted stock awards as it had in previous years.

Long-Term Cash Incentive Compensation

Overview and Objectives of our Ben Sherman Group Long Term Incentive Plan.  In October 2007, we adopted the Ben Sherman Group Long Term Incentive Plan (which we refer to as the “BSG LTIP”). The BSG LTIP replaced a plan that was in place through fiscal 2007 that provided for cash bonuses based on the long term financial performance of our Ben Sherman division. The purpose of the BSG LTIP is to retain highly-qualified executives of our Ben Sherman division by providing a cash bonus to individuals who may contribute materially to the growth, development and future business success of that division. Participation in the BSG LTIP is limited, and awards may be made from time to time in order to attract talented individuals to our Ben Sherman division and retain existing members of management of our Ben Sherman division.

Awards under the BSG LTIP.  In connection with the adoption of the BSG LTIP, Mr. Miles Gray was awarded a bonus opportunity under the BSG LTIP. Pursuant to Mr. Gray’s award, Mr. Gray will be eligible to receive a cash bonus of £250,000 (which was equal to his annual base salary at the time of the award) if he is continually employed by our Ben Sherman division through September 30, 2010. Mr. Gray will forfeit the bonus opportunity if his employment with our Ben Sherman division is terminated at any time prior to September 30, 2010, if he gives notice of his intent to terminate his employment prior to September 30, 2010, if he is not in good standing as an employee on September 30, 2010, or if he materially breaches any of his obligations to our Ben Sherman division prior to September 30, 2010.

Other Benefit Plans

Employee Stock Purchase Plan.  We have a tax-qualified Employee Stock Purchase Plan, which we refer to as the “ESPP,” generally available to all eligible employees based in the United States, including our named executive officers other than Mr. Lanier, who is not permitted to participate because he owns more than 5% of our outstanding common stock, and Mr. Gray, who is ineligible to participate because he is a resident of the United Kingdom. The ESPP allows participants to acquire shares of our common stock at a discount price.

The ESPP consists of four purchase periods each calendar year. Pursuant to the ESPP, participants are allowed to make voluntary payroll deductions that accumulate in individual accounts beginning on the first day of each calendar quarter. An employee who has elected to participate in the ESPP for a purchase period may not cancel that election or reduce the amount of his or her payroll deduction until the start of the next purchase period. At the end of each calendar quarter, the amount credited to each individual employee’s account is applied to the purchase of our common stock at a price equal to 85% of the market price as of the close of business on the last day of the applicable calendar quarter. Under the ESPP, during any calendar year, no participant may purchase more than 2,000 shares of our common stock or shares of our common stock with a fair market value of more than $25,000. During our eight month transition period ended February 2, 2008, each of Mr. Chubb, Mr. Grassmyer and Mr. Tuman participated in the ESPP.

Retirement Savings Plan.  We provide retirement benefits to our eligible employees, including the named executive officers, other than Mr. Gray, who is ineligible to participate because he is a resident of the United Kingdom, who have achieved a minimum of one year of service under the terms of our tax-qualified retirement savings plan (which we also refer to as our “401(k) plan”). Our 401(k) plan is intended to promote retirement savings by providing employees with an opportunity to save in a tax-efficient manner. The eligible named executive officers participate in our 401(k) plan on substantially the same terms as our other highly compensated employees.

During fiscal 2007 and our eight month transition period ended February 2, 2008, we made matching contributions of 100% of the first 3% of a participant’s compensation that was deferred, and matched 50% of the next 2% of a participant’s compensation that was deferred. Our company contributions are subject to limitations prescribed by the Code. Our company contributions to the 401(k) plan vest immediately.

Although the terms of our 401(k) plan permit participants to make contributions to the plan from pre-tax compensation or after-tax compensation (or a combination of the two), after-tax contributions to our 401(k) plan are not permitted for individuals designated as “highly compensated employees” under applicable Internal Revenue Service guidelines. All of our eligible named executive officers are deemed highly compensated employees under applicable Internal Revenue Service guidelines.

Non-Qualified Deferred Compensation Plan.  We offer a Non-Qualified Deferred Compensation Plan, which we refer to as the “Deferred Compensation Plan,” to employees based in the United States with a minimum base salary of $130,000, including the named executive officers, other than Mr. Gray, who is ineligible to participate because he is a resident of the United Kingdom. Under the Deferred Compensation Plan, a participant may defer up to 50% of base salary and up to 100% of an annual performance-based bonus. The eligible named executive officers participate in the Deferred Compensation Plan on the same terms as our other eligible, participating employees.

All deferral elections are irrevocable except in the case of a hardship. Prior to January 1, 2008, we made an annual matching contribution to each participant’s account for deferrals in excess of the 401(k) compensation limit, which for calendar year 2007 was $225,000, and any match lost in the 401(k) plan due to participation in the Deferred Compensation Plan. Effective January 1, 2008, we will make an annual contribution to each participant’s account of 4% of the amount that a participant’s compensation during the calendar year exceeds the 401(k) compensation limit for the calendar year, which for calendar year 2008 is $230,000, as well as 4% of any compensation that is excluded from receiving a company match in the 401(k) plan due to participation in the Deferred Compensation Plan, provided that the participant elects under the Deferred Compensation Plan to defer at least 1% of his or her base salary.

The Deferred Compensation Plan is intended to offer our highly-compensated employees, including our named executive officers, a tax-efficient method for accumulating retirement savings, as well as to provide an opportunity for our executives to accumulate savings for significant expenses while continuing in service in a tax-

efficient manner. Because none of the named executive officers have received above-market rates of return under the Deferred Compensation Plan, earnings under the plan are not included in the table below under “— Summary Compensation Table for our Eight Month Transition Period Ended February 2, 2008.” However, earnings and related activity under the Deferred Compensation Plan by our named executive officers during our eight month transition period ended February 2, 2008 are described below under “— Non-Qualified Deferred Compensation for our Eight Month Transition Period Ended February 2, 2008”.

Under the current terms of the Deferred Compensation Plan, participants may elect to have their contributions, as well as our contributions, during a given calendar year distributed as either:

•	in-service distributions starting at least two years following the year of the applicable contributions in a single sum or in annual installment payments over a period of up to five years; or

•	following a deemed retirement (which occurs when a participant reaches age 55 with at least five years of service) generally in a single sum or annual installment payments over a period of up to 15 years.

Distribution of account balances in a single sum is automatically made on termination for reasons other than a deemed retirement. Participants elect to invest their account balances among a variety of investment options in an array of asset classes, and earnings are based on the equivalent returns from the elected investment options. Accounts are 100% vested at all times. The Deferred Compensation Plan constitutes an unfunded, non-qualified deferred compensation plan.

Ben Sherman Group Personal Pension Plan.  Our Ben Sherman division has established a group personal pension plan (which we refer to as the “GPP”). The GPP is a defined contribution group personal pension plan that is tax registered with Her Majesty’s Revenue and Customs (HMRC) under Part IV of the Finance Act 2004. Participation in the GPP is limited to management staff and certain other executives of our Ben Sherman division who are resident in the United Kingdom. Under the terms of Mr. Gray’s employment contract, our Ben Sherman division contributes 15% of Mr. Gray’s base salary to a separately designated individual pension plan account held by Mr. Gray in the GPP (our Ben Sherman division’s contribution rate for Mr. Gray is greater than the usual contribution rate of 5% of base salary for participants in the GPP generally, as permitted under U.K. pension regulations). Under the GPP, Mr. Gray will be eligible to receive annuity payments and/or a lump sum cash payment in accordance with his elections pursuant to his pension plan account and U.K. pension regulations following normal retirement (which is at age 65). If Mr. Gray’s employment with our Ben Sherman division were to terminate prior to normal retirement age, the termination would have no effect on the amount of accrued benefits to Mr. Gray under the GPP, which would remain vested in Mr. Gray.

Executive Medical Plans.  Certain key employees based in the United States, including our named executive officers other than Mr. Gray, who is ineligible to participate because he is a resident of the United Kingdom, are eligible to receive reimbursement of qualified medical expenses in an amount up to $100,000 per year with a limit of $10,000 per occurrence under an insurance contract we entered into effective January 1, 2007. Our executive medical plan reimburses eligible executives for reasonable, medically necessary expenses that are not covered under a base medical plan. Our executive medical plan also provides for a $100,000 accidental death and dismemberment policy that will pay an eligible executive officer’s beneficiary the lump sum amount in the event of death as the result of a covered accident. Company contributions to each named executive officer during fiscal 2007 and during our eight month transition period ended February 2, 2008 under our executive medical plan are included in the table below under “— Summary Compensation Table for our Eight Month Transition Period Ended February 2, 2008.” Prior to calendar year 2007, our executive medical plan was a taxable, self-insured plan pursuant to which we reimbursed certain of our key employees, including our named executive officers, for qualified medical expenses. The maximum benefits payable to any employee prior to calendar year 2007 under our executive medical plan varied among our eligible employees as a function of each employee’s applicable job level within our organization.

Our Ben Sherman division also has a private medical insurance plan that is limited to management staff and certain other executives of our Ben Sherman division. The medical plan is a “top-up” plan that provides access to private healthcare facilities for certain illnesses and surgical procedures.

Income Protection Plan.  Our Ben Sherman division has an income protection plan insured by a third party that is available to individuals participating in the GPP. The income protection plan provides eligible employees, including Mr. Gray, with an annual benefit of 50% of his base salary in the event of long-term illness or disability which results in incapacity for work. Payment under this plan would commence 13 weeks after cessation of work. Company contributions to Mr. Gray during our eight month transition period ended February 2, 2008 under the this health insurance scheme are included in the table below under “— Summary Compensation Table for our Eight Month Transition Period Ended February 2, 2008.”

Death-in-Service Plan.  Our Ben Sherman division has a death-in-service insurance plan insured by a third party that is available to individuals participating in the GPP. The death-in-service plan provides for a tax-free payment of four times annual base salary in the event of the death of a participant up to age 65 while an employee of our Ben Sherman division.

Other Benefits.  In addition to some of the other compensation policies discussed above, our named executive officers who are based in the United States are generally eligible to participate in and receive the same health, life insurance and disability benefits available to our U.S.-based, eligible employees generally, subject to certain distinctions in our plans that are applicable to employees of our subsidiaries. Mr. Gray is generally eligible to participate in and receive the same health, life insurance and disability benefits available to our eligible employees who reside in the United Kingdom.

Perquisites

From time to time, our named executive officers receive discounts on merchandise purchased directly from our distribution centers or in our retail stores, as well as complementary meals at our Tommy Bahama restaurants. Certain of these discounts and benefits are offered to other designated employees from time to time. We offer these discounts and benefits because they represent common practice in the apparel industry. The aggregate amount of these discounts and benefits to each of our named executive officers is not readily ascertainable and is therefore excluded from the compensation disclosed in the tables set forth in this proxy statement. However, we do not believe that the aggregate cost to us or the benefit to any of our named executive officers from these discounts and benefits is material as it relates to the total compensation paid to each of our named executive officers.

Benchmarking

We review compensation paid by “peer companies” in determining the target cash compensation provided to our Chief Executive Officer. We use Equilar, Inc.’s database to access competitive market compensation, where available. The following publicly-traded companies, representing, among others, a mix of Georgia-based companies, apparel marketing companies and retailers (including certain department stores that are also our customers), constitute the peer company group we reviewed in connection with compensation evaluations for fiscal 2008:

Aaron Rents, Inc.	Flowers Foods, Inc.	Phillips-Van Heusen Corporation
Acuity Brands, Inc.	Genuine Parts Company	Quiksilver, Inc.
AGL Resources Inc.	Georgia Gulf Corporation	Rock-Tenn Company
AnnTaylor Stores Corporation	Graphic Packaging Corporation	Rollins, Inc.
Caraustar Industries, Inc.	Guess?, Inc.	Roper Industries, Inc.
Carter’s, Inc.	Hartmarx Corporation	Saks Incorporated
Charming Shoppes, Inc.	Haverty Furniture Companies, Inc.	SunTrust Banks, Inc.
Chico’s FAS, Inc.	Interface, Inc.	Superior Essex Inc.
ChoicePoint, Inc.	Jones Apparel, Inc.	Synovus Financial Corp.
Coldwater Creek Inc.	Kenneth Cole Productions, Inc.	The Talbots, Inc.
Columbia Sportswear Company	Liz Claiborne, Inc.	The Timberland Company
Crawford & Company	Mirant Corporation	The Warnaco Group, Inc.
Equifax Inc.	Nordstrom, Inc.	Total System Services, Inc.
Exide Technologies	Perry Ellis International, Inc.	V. F. Corporation

This list of peer companies is developed at the direction of our compensation committee and Chief Executive Officer by our Corporate Human Resources Department with input from our Executive Vice President. Our compensation committee utilized compensation data from the foregoing peer companies in setting Mr. Lanier’s base salary for our eight month transition period ended February 2, 2008, which was below the 40th percentile compared to the base salary paid to chief executives at peer companies, and in reviewing total compensation paid to chief executives at peer companies when establishing Mr. Lanier’s target bonus percentage. In determining Mr. Lanier’s target bonus percentage, which was set at 105% of his base salary for fiscal 2008, our compensation committee targets total cash compensation that is at the median of total cash compensation paid to chief executives at our peer companies.

We also review market data to help us establish the range of reasonable compensation for our other executive officers, assuming achievement of corporate, divisional and individual performance objectives. During fiscal 2007 and our eight month transition period ended February 2, 2008, we reviewed the following published surveys and related resources in reviewing compensation levels for our other executive officers: Watson Wyatt — Executive Management Survey; ICR Apparel Industry Survey; Mercer Executive Survey; Mercer Apparel Industry Survey; and the Equilar, Inc. database of peer companies. Historically, our executive officers’ target bonus levels have been established to provide total cash compensation between the median and 75th percentile of total cash compensation paid to similarly situated individuals in our industry with the specific responsibilities and experience of our executive officers. Total compensation ranges (including bonus levels) for our executive officers are reviewed and revised periodically based upon similar reviews of the published market surveys.

Role of Executive Officers in Compensation Decisions

Our compensation committee develops the agenda for each meeting of the committee in consultation with our senior management, as appropriate. Our senior management, in particular our General Counsel and our Senior Vice President-Human Resources, is responsible for providing appropriate agenda materials for our compensation committee’s review and consideration and documenting the actions of the committee. Our Chief Executive Officer, Executive Vice President, General Counsel and Senior Vice President-Human Resources regularly attend meetings of our compensation committee, excluding portions of meetings during which the committee may request to meet without one or more of such officers present.

With the oversight of our compensation committee and our Chief Executive Officer, our Senior Vice President-Human Resources and our Executive Vice President are tasked with reviewing and summarizing executive compensation at peer companies, analyzing trends in executive compensation, reviewing with our compensation committee summary data relating to the range(s) of compensation for chief executive officers at peer companies, and making preliminary recommendations on executive officer compensation (other than the compensation of our Chief Executive Officer) to our Chief Executive Officer. Our Chief Executive Officer reviews the materials relating to compensation of other executive officers and makes recommendations to our compensation committee annually. Our compensation committee considers our Chief Executive Officer’s recommendations with respect to the compensation paid to other executive officers in approving the components of those officers’ compensation.

To assist our compensation committee with establishing company and divisional performance goals and in making determinations that relate to our or a division’s satisfaction of applicable performance criteria, our Chief Financial Officer provides our compensation committee with requested information relating to our budgeted plans for future periods and with respect to historical financial performance, including offering a certification as to the actual performance relative to the established performance measure. Our compensation committee considers the Chief Financial Officer’s information and certifications in establishing performance measures and in determining whether we have, or the applicable division has, met or exceeded the applicable performance measure.

Stock Ownership Guidelines

Our Board of Directors has established stock ownership guidelines for our executive officers, including the named executive officers. The ownership guidelines specify a target number of shares of our common stock that our executive officers are expected to accumulate and hold within five years of the later of (1) July 27, 2007, which is the effective date of the guidelines, or (2) the date of appointment to the applicable position set forth in the guidelines (which we refer to as the “executive’s determination date”). The specific guidelines for each applicable individual are established based on the fair market value of our common stock (based on a 365-day trailing average for our common stock price as reported on the NYSE as of the executive’s determination date) and the executive officer’s base salary as of the executive’s determination date. Pursuant to these guidelines, each of our executive officers is expected to own or acquire shares of our common stock having a fair market value of a multiple of his or her base salary as indicated below:

•	Chief Executive Officer — 2.0x

•	President — 1.25x

•	Group Vice Presidents and Executive Vice Presidents — 1.0x

•	All Other Executive Officers — 0.5x

Shares owned outright by an executive officer or by members of his or her immediate family sharing the same household, restricted stock, shares acquired pursuant to the exercise of stock options, shares held in trust for the benefit of the executive officer or his or her immediate family and shares acquired through our ESPP are counted towards satisfying the applicable guideline. Unexercised stock options do not count towards satisfying the guidelines.

Tax Deductibility Considerations

It is the responsibility of our compensation committee to address the issues raised by Section 162(m) of the Code. As it relates to us, Section 162(m) generally prohibits us from deducting the compensation of certain named executive officers that exceeds $1,000,000 during any year. The limitation does not apply to compensation based on achievement of pre-established performance goals if certain requirements are met. Our EPIP, and the formula-based incentive compensation paid under the EPIP, are structured to permit such awards to qualify as performance-based compensation to maximize the tax deductibility of such awards. As discussed under Proposal No. 2 below, re-approval of the EPIP by our shareholders is necessary for us to continue to deduct performance-based compensation, including formula bonus awards under the EPIP approved in respect of fiscal 2008, for tax purposes. Our compensation committee, as much as possible, uses and intends to use performance-based compensation to limit the amount of compensation paid by us that would not be eligible for deductibility. However, our compensation committee believes that we must be able to attract, retain and reward the executive leadership necessary to develop and execute our strategic plans and that the loss of a tax deduction may be necessary and appropriate in some circumstances. Accordingly, our compensation committee may exercise its discretion to award compensation in excess of the Section 162(m) limits as it deems necessary or appropriate.

Termination, Severance and Change-in-Control Arrangements

Subject to the effect of local labor laws, all of our employees, including our executive officers, are terminable at our discretion. From time to time, we have entered into written employment arrangements with certain of our employees, including certain of our executive officers. In addition, we have from time to time implemented discretionary separation programs that have provided for separation payments to departing employees.

Mr. Gray’s Employment Contract

Mr. Gray is party to an employment contract with our Ben Sherman division dated August 22, 2000. Pursuant to his employment contract, Mr. Gray is entitled to a period of 12 months’ notice of termination of employment (or payment of salary and contractual benefits in lieu of notice), payable in 12 equal monthly installments, if our Ben Sherman division terminates Mr. Gray’s employment; however, Mr. Gray is required to mitigate his losses starting three months following termination (and our Ben Sherman division’s payment obligations to Mr. Gray following termination would terminate when Mr. Gray obtained alternative employment at a level and status commensurate with his employment by our Ben Sherman division).

Based on Mr. Gray’s base salary at February 1, 2008, if his employment had terminated on February 1, 2008 (which was the last business day of our eight month transition period ended February 2, 2008), Mr. Gray would have been entitled to total payments of up to £297,500 (consisting of 12 months’ base salary, pension plan contributions and cash allowance in lieu of the provision of a company car). In addition, our Ben Sherman division would have been required to continue to pay premiums for Mr. Gray’s continued participation in Ben Sherman’s income protection plan, private medical insurance plan and death-in-service insurance plan for up to 12 months following termination. The aggregate benefit to Mr. Gray cannot be calculated since the receipt of benefits under those plans are subject to other conditions. However, if Mr. Gray’s employment had terminated on February 1, 2008, the aggregate cost to our company of Mr. Gray’s continued participation in such plans for the 12 months following termination would have been approximately £4,181.

Other Named Executive Officer Severance and Change-in-Control Arrangements

None of our other named executive officers is party to any written employment, severance and/or change in control agreement (except as described below).

Other Potential Post-Employment Payments

Stock Options.  All of the outstanding stock options held by our named executive officers as of February 1, 2008 (which was the last business day of our eight month transition period ended February 2, 2008) were granted under the Oxford Industries, Inc. 1992 Stock Option Plan or the Oxford Industries, Inc. 1997 Stock Option Plan. The outstanding options as of February 2, 2008 are set forth in the table under “— Outstanding Equity Awards at Fiscal Year-End” below. The outstanding stock options, in accordance with the terms of the relevant option plans, do not become immediately vested upon a change in control of our company. Pursuant to the respective plans, our Nominating, Compensation & Governance Committee is charged with determining the treatment of any such options and may choose to accelerate vesting in its sole discretion.

The option agreements relating to those outstanding options provide that the options are not exercisable after employment ends (other than for death or disability). The option holder’s estate may exercise the option upon the holder’s death (including portions of the options that had not vested) for a period of one year. Similarly, the option holder may exercise the option upon termination due to disability (including portions of the options that had not vested) for a period of three months following termination of employment.

LTIP.  The restricted stock and restricted share unit grants under the LTIP (and the performance share awards pursuant to which restricted stock could have been granted based upon our financial performance during the eight month transition period ended February 2, 2008) held by our named executive officers and outstanding as of February 1, 2008 (which was the last business day of our eight month transition period ended February 2, 2008) do not provide for an acceleration of vesting or payments in the event of a change of control. In addition, our named executive officers would forfeit their entire interest in these equity-based awards if their service with us terminates for any reason whatsoever before the awards become vested and non-forfeitable, unless our Nominating, Compensation & Governance Committee waives this forfeiture condition at the time service terminates.

Unlike the restricted stock and restricted share units granted in previous years, the restricted stock granted under the LTIP in March 2008 to each of Mr. Lanier, Mr. Chubb and Mr. Grassmyer would vest automatically upon a change of control. For these purposes, a change of control is defined as any of the following:

•	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than us or one of our subsidiaries or any employee benefit plan sponsored or maintained by us or any of our subsidiaries (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing at least 35% of the total voting power represented by our then outstanding voting securities;

•	the commencement by an entity, person or group (other than us or one of our subsidiaries) of a tender offer or an exchange offer for more than 35% of our outstanding capital stock;

•	the effective time of (i) a merger or consolidation of us with one or more corporations as a result of which the holders of our outstanding voting stock immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of all or substantially all of our assets other than to an entity of which we own at least 80% of the voting stock;

•	individuals who, as of the grant date for the restricted stock, constitute our Board of Directors (which we refer to as, the “Incumbent Board”) cease for any reason to constitute at least a majority of our Board of Directors; provided, that any individual becoming a director subsequent to such date whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than our Board of Directors; and

•	approval by our shareholders of a complete liquidation or dissolution of our company.

Since the March 2008 restricted stock grants were made during fiscal 2008, no such awards would have been accelerated in the event of a change of control event on or prior to February 1, 2008 (which was the last business day of our eight month transition period ended February 2, 2008).

Retirement Savings Plan.  Our matching contributions under the 401(k) plan are immediately vested at the time they are made, and each participant is always fully vested in the value of his or her contributions under the plan.

Deferred Compensation Plan.  Each of the eligible named executive officers is fully vested in account assets held in the Deferred Compensation Plan discussed above. Under the terms of the Deferred Compensation Plan, if a participant (other than one eligible for retirement) terminates employment with us, the participant’s account balance under the plan would continue to be adjusted for earnings and losses in the investment choices selected by the participant and would be paid six months following termination of employment. If a participant who is eligible for retirement (one who is 55 years of age with five years of service to us) terminates employment with us for any reason, the participant’s account balance under the plan would continue to be adjusted for earnings and losses in the investment choices selected by the participant until paid in accordance with the retirement distribution election made by the participant.

Ben Sherman Group Personal Pension Scheme.  Under the GPP, if Mr. Gray’s employment with our Ben Sherman division were to terminate prior to normal retirement, his entitlement to accrued benefits under the GPP would be unaffected.

Employee Stock Purchase Plan.  Upon termination of employment, all amounts in the participant’s account are paid to the participant.

Executive Medical Plans.  Upon termination of employment, our named executive officers are ineligible to continue participation under the Executive Medical Plan, under the Ben Sherman division’s health insurance scheme and our other benefit and welfare plans (subject to rights to participate in continuation coverage).

General.  We do not have any other written or unwritten arrangement, policy or plan which would provide payments, equity or acceleration of vesting on unvested stock or option awards to any of our named executive officers as a result of a termination of any kind, including following a change in control.

Summary Compensation Table for our Eight Month Transition Period Ended February 2, 2008

The table below shows the compensation earned during our eight month transition period ended February 2, 2008 and during fiscal 2007 by our named executive officers:

							Non-Equity
					Stock	Option	Incentive Plan		All Other
Name and	Fiscal		Salary	Bonus	Awards	Awards	Compensation ($)		Compensation	Total
Principal Position	Year		($)	($)(1)	($)(2)	($)(3)	(4)		($)(5)	($)

J. Hicks Lanier	2008	T(6)	538,831	74,772	58,002	21,680	151,809		69,958	915,051
Chairman and Chief Executive Officer	2007		796,058	228,690	87,003	37,642	464,310		96,504	1,710,206
Thomas C. Chubb III	2008	T(6)	261,173	19,357	33,143	21,680	38,713		23,553	397,619
Executive Vice President	2007		378,952	83,715	49,716	31,262	116,285		31,748	691,678
K. Scott Grassmyer(7)	2008	T(6)	144,933	8,776	13,591	8,363	17,818		18,408	211,889
Senior Vice President, Chief Financial Officer and Controller
S. Anthony Margolis	2008	T(6)	831,271	—	13,930	—	—	(8)	71,259	916,460
Group Vice President	2007		1,187,530	—	20,896	—	593,765		12,606	1,814,797
Miles Gray(7)(9)	2008	T(6)	328,250	—	6,966	—	—		74,067	409,283
CEO, Ben Sherman Group
James F. Tuman III(7)	2008	T(6)	203,538	—	14,719	8,526	—		19,565	246,349
President, Lanier Clothes

(1)	Amounts reported under “Bonus” reflect the individual performance bonus awarded to each of our named executive officers, as described above under “— Compensation Discussion and Analysis — Short-Term Incentive Compensation (Bonuses).”

(2)	Compensation for our eight month transition period ended February 2, 2008 represents the FAS 123(R) compensation expense recognized for financial statement reporting purposes during our eight month transition period ended February 2, 2008 in respect of restricted stock grants made to the named executive officers during our eight month transition period ended February 2, 2008 and in prior periods. Pursuant to the SEC’s rules, these values are not reduced by an estimate for the probability of forfeiture.

Compensation for fiscal 2007 represents the FAS 123(R) compensation expense recognized for financial statement reporting purposes during fiscal 2007 in respect of restricted stock grants made to the named executive officers during fiscal 2007 and in prior periods. Pursuant to the SEC’s rules, these values are not reduced by an estimate for the probability of forfeiture.

The assumptions used in valuing the stock awards are described under the caption “Stock-Based Compensation” in note 1 to our consolidated financial statements included in our Transition Report on Form 10-K filed for our eight month transition period ended February 2, 2008 and under the caption “Long-Term Stock Incentive Plan” in note 7 to our consolidated financial statements included in our Transition Report on Form 10-K filed for our eight month transition period ended February 2, 2008.

(3)	Compensation for our eight month transition period ended February 2, 2008 represents the FAS 123(R) compensation expense recognized for financial statement reporting purposes during our eight month transition period ended February 2, 2008 in respect of stock option grants made to the named executive officers during our eight month transition period ended February 2, 2008 (of which there were none) and in prior periods. Pursuant to the SEC’s rules, these values are not reduced by an estimate for the probability of forfeiture.

Compensation for fiscal 2007 represents the FAS 123(R) compensation expense recognized for financial statement reporting purposes during fiscal 2007 in respect of stock option grants made to the named executive officers during periods during fiscal 2007 (of which there were none) and in prior periods. Pursuant to the SEC’s rules, these values are not reduced by an estimate for the probability of forfeiture.

The assumptions used in valuing the stock awards are described under the caption “Stock-Based Compensation” in note 1 to our consolidated financial statements included in our Transition Report on Form 10-K filed for our eight month transition period ended February 2, 2008 and under the caption “Long-Term Stock Incentive Plan” in note 7 to our consolidated financial statements included in our Transition Report on Form 10-K filed for our eight month transition period ended February 2, 2008.

(4)	Amounts reported under “Non-Equity Incentive Plan Compensation” reflect the formula bonus awarded to each of our named executive officers, as described above under “— Compensation Discussion and Analysis — Short-Term Incentive Compensation (Bonuses).”

(5)	Amounts reported under “All Other Compensation” reflect the following amounts paid by us during our eight month transition period ended February 2, 2008:

					Company
				Company	Contributions to	Discount
				Contributions	Non-Qualified	on Stock
			Executive	to Defined	Deferred	Purchased	Dividends
	Company	Car	Health	Contribution	Compensation	Pursuant	on Stock
Name and	Paid Life	Allowance	Insurance	Plans	Plan	to the ESPP	Awards
Principal Position	Insurance ($)	($)	($)	($)	($)	($)	($)

J. Hicks Lanier	9,144	—	4,512	2,319	51,252	—	2,731
Thomas C. Chubb III	482	—	495	3,878	14,674	2,465	1,560
K. Scott Grassmyer	90	—	5,991	6,218	2,908	2,556	645
S. Anthony Margolis	3,810	—	—	3,091	63,637	—	720
Miles Gray	8,993	13,467	2,369	49,238	—	—	—
James F. Tuman III	2,286	—	7,089	5,344	3,249	886	711

(6)	Represents compensation paid with respect to our eight month transition period ended February 2, 2008.

(7)	Because Messrs. Grassmyer, Gray and Tuman were not named executive officers prior to our eight month transition period ended February 2, 2008, compensation information for periods prior to our eight month transition period ended February 2, 2008 for each of these individuals is not included in this proxy statement in accordance with the SEC’s rules.

(8)	No amounts have been reported for Mr. Margolis as “Non-Equity Incentive Plan Compensation.” As described above under “— Compensation Discussion and Analysis — Short-Term Incentive Compensation (Bonuses),” the non-equity incentive plan compensation payable to Mr. Margolis was approved by our Nominating, Compensation & Governance Committee based upon a performance period from June 2, 2007 to May 31, 2008. At this time, we are unable to determine the actual performance of the Tommy Bahama Group in respect of the performance period which commenced on June 2, 2007 and will end on May 31, 2008. However, based upon the performance of our Tommy Bahama Group through the end of the first quarter of fiscal 2008, which ended May 3, 2008, we believe that no bonus will be paid to Mr. Margolis in respect of the performance period from June 2, 2007 to May 31, 2008. If, following our Nominating, Compensation & Governance Committee’s certification of the results of our Tommy Bahama Group during such performance period, a bonus becomes payable to Mr. Margolis in respect of such period, we will file a Periodic Report on Form 8-K disclosing the amount of such award.

(9)	Compensation payable to Mr. Gray is denominated in pounds sterling. For purposes of this table, compensation paid to Mr. Gray have been restated to U.S. dollars based on an exchange rate of pounds sterling 1.00 =

U.S.$2.02, which is the average month-end exchange rate during our eight month transition period ended February 2, 2008 used for financial reporting purposes.

Grants of Plan-Based Awards in our Eight Month Transition Period Ended February 2, 2008

The following table presents information for our eight month transition period ended February 2, 2008 regarding awards granted under the Oxford Industries, Inc. Executive Performance Incentive Plan to the named executive officers and equity awards granted under the Oxford Industries, Inc. Long-Term Stock Incentive Plan:

		Estimated Possible Payouts Under Non-						Estimated Possible Payouts Under Equity			Grant Date Fair
	Grant	Equity Incentive Plan Awards(1)						Incentive Plan Awards(2)			Value of Stock
Name	Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	Awards ($)(3)

J. Hicks Lanier		1		390,255		585,382		—	—	—	—
	7/31/07	—		—		—		1	2,333	3,499	94,253
Thomas C. Chubb III		1		99,495		149,243		—	—	—	—
	9/10/07	—		—		—		1	1,666	2,499	58,493
K. Scott Grassmyer		1		45,790		68,686		—	—	—	—
	9/10/07	—		—		—		1	666	999	23,383
S. Anthony Margolis		1	(4)	623,454	(4)	1,246,907	(4)	—	—	—	—
	7/31/07	—		—		—		1	2,000	3,000	80,800
Miles Gray		1		112,783		169,175		—	—	—	—
James F. Tuman III		1		63,315		94,973		—	—	—	—
	9/10/07	—		—		—		1	1,000	1,500	35,110

(1)	Amounts set forth under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect potential formula bonus awards in respect of company and/or divisional performance (other than Mr. Margolis, whose entire bonus is based on the performance of our Tommy Bahama Group) during our eight month transition period ended February 2, 2008 under the EPIP, which is described above under “— Compensation Discussion and Analysis — Short-Term Incentive Compensation (Bonuses).” Actual payments under non-equity incentive plan awards to the named executive officers (other than Mr. Margolis, as described in footnote (4) below) are set forth under the column heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation table above and were as follows: Mr. Lanier — $151,809; Mr. Chubb — $38,713; Mr. Grassmyer — $17,818; Mr. Gray — $0; and Mr. Tuman — $0.

(2)	The number of shares set forth under “Estimated future payouts under equity incentive plan awards” reflect potential restricted stock grants in respect of our performance during our eight month transition period ended February 2, 2008 under the LTIP, which is described above under “— Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation.” Following our eight month transition period ended February 2, 2008, our Nominating, Compensation & Governance Committee determined that the threshold earnings per share was not met and, accordingly, no restricted stock grants were made.

(3)	The grant date fair value of stock awards is determined in accordance with FAS 123(R) and is based on the closing price of our common stock as reported on the NYSE as of the grant date of such awards.

(4)	As described above under “— Compensation Discussion and Analysis — Short-Term Incentive Compensation (Bonuses),” the estimated possible payouts under non-equity incentive plan awards to Mr. Margolis are based upon a performance period from June 2, 2007 to May 31, 2008. At this time, we are unable to determine the actual performance of the Tommy Bahama Group in respect of the performance period which commenced on June 2, 2007 and will end on May 31, 2008.

Outstanding Equity Awards at February 2, 2008

The following table provides information with respect to our outstanding stock options and restricted stock held by our named executive officers at February 2, 2008.

		Option Awards					Stock Awards
											Equity
											Incentive
											Plan Awards:
										Equity	Market
										Incentive	or Payout
										Plan Awards:	Value or
									Market	Number	Unearned
							Number of		Value of	of Unearned	Shares,
		Number of	Number of				Shares or		Shares or	Shares,	Units
		Securities	Securities				Units of		Units of	Units or Other	or Other
		Underlying	Underlying		Option		Stock That		Stock That	Rights	Rights
		Unexercised	Unexercised		Exercise	Option	Have Not		Have Not	That Have	That Have
	Grant	Options	Options		Price	Expiration	Vested		Vested	Not Vested	Not Vested
Name	Date	(#) Exercisable	(#) Unexercisable		($)	Date	(#)		($)(1)	(#)(2)	($)(1)

J. Hicks Lanier	8/18/03	10,400	2,600	(3)	26.4375	8/18/13	—		—	—	—
	8/15/05	—	—		—	—	5,250	(4)	121,905	—	—
	8/3/06	—	—		—	—	2,335	(5)	54,219	—	—
		—	—		—	—	—		—	2,333	54,172
Thomas C. Chubb III	7/13/98	1,000	—		17.8281	7/13/08	—		—	—	—
	7/12/99	3,000	—		13.9375	7/12/09	—		—	—	—
	7/16/01	3,270	—		10.7250	7/16/11	—		—	—	—
	7/15/02	10,000	—		11.7250	7/15/12	—		—	—	—
	8/18/03	10,400	2,600	(3)	26.4375	8/18/13	—		—	—	—
	8/15/05	—	—		—	—	3,000	(4)	69,660	—	—
	8/3/06	—	—		—	—	1,334	(5)	30,975	—	—
										1,666	38,685
K. Scott Grassmyer	7/15/02	2,000	—		11.7250	7/15/12	—		—	—	—
	8/18/03	4,000	1,000	(3)	26.4375	8/18/13	—		—	—	—
	8/15/05	—	—		—	—	1,125	(4)	26,123	—	—
	8/3/06	—	—		—	—	667	(5)	15,488	—	—
							—		—	666	15,465
S. Anthony Margolis	8/3/06	—	—		—	—	2,001	(5)	46,463	—	—
		—	—		—	—	—		—	2,000	46,440
Miles Gray	8/3/06	—	—		—	—	1,001	(6)	23,243	—	—
James F. Tuman III	7/10/00	600	—		8.6250	7/10/10	—		—	—	—
	7/16/01	1,600	—		10.7250	7/16/11	—		—	—	—
	7/15/02	2,000	—		11.7250	7/15/12	—		—	—	—
	8/18/03	3,000	1,000	(3)	26.4375	8/18/13	—		—	—	—
	8/15/05	—	—		—	—	975	(4)	22,640	—	—
	8/3/06	—	—		—	—	1,001	(5)	23,243	—	—
										1,000	23,220

(1)	The market value of stock awards reported is computed by multiplying the reported number of shares of stock that have not vested by $23.22, the per-share closing market price of our common stock on February 2, 2008.

(2)	Represents the target number of restricted shares that could have been granted pursuant to the LTIP based on our earnings per share during our eight month transition period ended February 2, 2008. Our actual earnings per share for our eight month transition period ended February 2, 2008 for LTIP performance measure purposes was below the threshold earnings per share and, accordingly, no restricted shares were granted pursuant to the awards in respect of our eight month transition period ended February 2, 2008 performance period.

(3)	The securities underlying options reported as unexercisable become vested and exercisable on August 18, 2008.

(4)	The restricted shares reported become vested and non-forfeitable on June 3, 2008.

(5)	The restricted shares reported become vested and non-forfeitable on June 2, 2009.

(6)	Consists of 1,001 restricted share units awarded pursuant to our LTIP. These shares will be granted on June 2, 2009, generally subject to forfeiture in the event Mr. Gray’s employment with us or our subsidiaries terminates prior to June 2, 2009.

Option Exercises and Stock Vested During our Eight Month Transition Period Ended February 2, 2008

The following table provides information on stock option exercises by our named executive officers during our eight month transition period ended February 2, 2008. During our eight month transition period ended February 2, 2008, there was no vesting of restricted stock granted to any of our named executive officers.

Option Awards
Number of
	Shares	Value
	Acquired on	Realized on
	Exercise	Exercise
Name	(#)	($)

J. Hicks Lanier	80,000	1,162,888	(1)
Thomas C. Chubb III	2,200	33,608	(1)
K. Scott Grassmyer	—	—
S. Anthony Margolis	—	—
Miles Gray	—	—
James F. Tuman III	—	—

(1)	The dollar amount is determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price per share of the options.

Non-Qualified Deferred Compensation for our Eight Month Transition Period Ended February 2, 2008

The following table shows the activity under our Deferred Compensation Plan for each of the named executive officers during our eight month transition period ended February 2, 2008.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)	($)	($)(1)(2)

J. Hicks Lanier	314,130	51,252	(140,428)	—	2,545,734
Thomas C. Chubb III	15,518	14,674	1,035	—	56,717
K. Scott Grassmyer	5,655	2,908	(7,635)	—	84,937
S. Anthony Margolis	124,691	63,637	(138,624)	—	1,412,236
Miles Gray	—	—	—	—	—
James F. Tuman III	23,658	3,249	(31,784)	—	380,341

(1)	The amounts reported in this “Executive Contributions in Last FY” column are also included in the “Salary” and “Non-Equity Incentive Compensation” columns for our eight month transition period ended February 2, 2008 in the Summary Compensation Table above.

(2)	The amounts reported in this “Registrant Contributions in Last FY” column are also included in the “All Other Compensation” column for our eight month transition period ended February 2, 2008 in the Summary Compensation Table above.

(3)	The amounts reported in this “Aggregate Balance at Last FYE” column reflect balances as of February 2, 2008, the last day of our eight month transition period ended February 2, 2008.

(4)	The amounts reported in this “Aggregate Balance at Last FYE” column include amounts that are also reported as salary or non-equity incentive plan awards in the Summary Compensation Table above. Those amounts, as well as amounts in the “Aggregate balance at last FYE” column that represent salary and bonus that was reported in the Summary Compensation Tables in prior years, are quantified as follows:

			Total Amounts
		Amount Included in	Included in Both
		Both Non-Qualified	Non-Qualified
	Amount Included in	Deferred	Deferred
	Both Non-Qualified	Compensation Table	Compensation Table
	Deferred	and Previously	and Current Year or
	Compensation Table	Reported in Prior	Prior Years’
	and Summary	Years’ Summary	Summary
	Compensation Table	Compensation Table	Compensation Table
Name	($)	($)	($)

J. Hicks Lanier	51,252	255,942	307,194
Thomas C. Chubb III	14,674	14,577	29,251
K. Scott Grassmyer	2,908	—	2,908
S. Anthony Margolis	63,637	6,000	69,637
Miles Gray	—	—	—
James F. Tuman III	3,249	—	3,249

See “— Compensation Discussion and Analysis — Other Benefit Plans — Non-Qualified Deferred Compensation Plan” for additional discussion about our Non-Qualified Deferred Compensation Plan.

Director Compensation

Compensation Program for our Eight Month Transition Period Ended February 2, 2008.

For our eight month transition period ended February 2, 2008, a non-employee director who served as chair of our Audit Committee or our Nominating, Compensation & Governance Committee received a retainer of $30,000. All other non-employee directors received a retainer of $24,000. Each non-employee director is required to receive at least one-half of his or her retainer in the form of restricted shares of our common stock and may elect to receive the remainder of the annual retainer in cash or in restricted shares. Restricted shares paid as part of our annual retainer to non-employee directors vest three years following the grant date. Each non-employee director also receives a $1,250 meeting fee for each committee or board meeting attended. Directors are reimbursed for their out-of-pocket expenses in attending meetings. Employee directors do not receive an annual retainer or meeting fees for their service on our Board of Directors. With respect to the non-employee directors’ retainer paid for our eight month transition period ended February 2, 2008, Messrs. Conlee and Shaw elected to receive 100% of their respective annual retainer in the form of restricted shares. All of the other non-employee directors elected to receive 50% of their respective retainer in the form of restricted shares.

The number of shares of our restricted stock to be issued in respect of each non-employee director’s annual retainer is based on the fair market value (based on the closing price of our common stock as reported on the NYSE) as of the grant date for the restricted stock. The grant date for restricted shares issued in respect of each non-employee director’s retainer for our eight month transition period ended February 2, 2008 was November 1, 2007.

For our eight month transition period ended February 2, 2008, our Nominating, Compensation & Governance Committee also determined that it would provide our non-employee directors with the opportunity to receive additional restricted shares of our common stock under the LTIP pursuant to performance share awards. The grants under these performance share awards provided for a minimum grant to each non-employee director of 500 restricted shares, as well as up to an additional 250 restricted shares based upon our earnings per share (calculated after giving effect to certain accounting adjustments) during our eight month transition period ended February 2, 2008. The minimum earnings per share threshold pursuant to which our non-employee directors could receive more than the 500 restricted shares was the same as the target earnings per share applicable to LTIP performance share awards for our named executive officers in respect of our eight month transition period ended February 2, 2008 (as described under “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — LTIP Awards in respect of Fiscal 2007 and our Eight Month Transition Period Ended February 2, 2008.”). Because we did not achieve this minimum threshold, on March 27, 2008, our Nominating, Compensation & Governance Committee granted 500 restricted shares pursuant to these performance share awards to each of our non-employee directors who were serving in such capacity as of such date.

Director Compensation for our Eight Month Transition Period Ended February 2, 2008

The table below summarizes the compensation we paid to our non-employee directors for our eight month transition period ended February 2, 2008.

	Fees Earned	Stock	All Other
	or Paid in	Awards	Compensation	Total
Name	Cash($)	($)(1)	($)(2)	($)

Cecil D. Conlee	11,257	23,004	830	35,091
George C. Guynn	18,263	6,563	156	24,981
J. Reese Lanier	17,013	13,170	404	30,587
James A. Rubright(3)	18,263	20,843	404	39,509
Robert E. Shaw	5,007	19,672	701	25,380
Clarence H. Smith	20,763	12,504	404	33,670
Helen B. Weeks	18,263	17,837	601	36,701
E. Jenner Wood III	17,013	12,504	404	29,920

(1)	Represents the FAS 123(R) compensation expense recognized for financial statement reporting purposes during our eight month transition period ended February 2, 2008 in respect of restricted stock grants made to the non-employee directors during our eight month transition period ended February 2, 2008 and in prior periods. Pursuant to the SEC’s rules, these values are not reduced by an estimate for the probability of forfeiture.

The assumptions used in valuing the stock awards are described under the caption “Stock-Based Compensation” in note 1 to our consolidated financial statements included in our Transition Report on Form 10-K filed for our eight month transition period ended February 2, 2008 and under the caption “Long-Term Stock Incentive Plan” in note 7 to our consolidated financial statements included in our Transition Report on Form 10-K filed for our eight month transition period ended February 2, 2008.

As of February 2, 2008, our non-employee directors held the following number of restricted shares of our common stock: Mr. Conlee owned 2,909 restricted shares; Mr. Guynn owned 673 restricted shares; Mr. Lanier owned 1,363 restricted shares; Mr. Rubright owned 0 restricted shares; Mr. Shaw owned 2,550 restricted shares; Mr. Smith owned 1,363 restricted shares; Ms. Weeks owned 1,911 restricted shares; and Mr. Wood owned 1,363 restricted shares.

In addition, during our eight month transition period ended February 2, 2008, the following non-employee directors received performance share awards under our LTIP that would entitle such director to receive a minimum of 500 restricted shares and the following number of restricted shares of our common stock based on our target earnings per share during our eight month transition period ended February 2, 2008: Mr. Conlee — 501; Mr. Guynn — 501; Mr. Lanier — 501; Mr. Rubright — 501; Mr. Shaw — 501; Mr. Smith — 501; Ms. Weeks — 501; and Mr. Wood — 501. Because we did not achieve the target earnings per share, 500 restricted shares were granted to each of the foregoing directors (other than Mr. Rubright, who resigned prior to February 2, 2008). The grant date fair value of these performance share awards for each of our non-employee directors was $17,591.

The grant date fair value of stock awards to each of our non-employee directors during our eight month transition period ended February 2, 2008 in respect of the annual retainer granted on November 1, 2007, determined in accordance with FAS 123(R), was as follows: Mr. Conlee — $29,993; Mr. Guynn — $11,987; Mr. Lanier — $11,987; Mr. Rubright — $11,987; Mr. Shaw — $29,993; Mr. Smith — $11,987; Ms. Weeks — $11,987; and Mr. Wood — $11,987.

(2)	Represents the dollar value of dividends paid on unvested stock awards which was not factored into the grant date fair value for the stock. From time to time, our non-employee directors receive discounts on our apparel merchandise, as well as complementary apparel merchandise. The aggregate incremental cost to the Company of these discounts and benefits do not exceed $10,000 for any of our non-employee directors. We offer these discounts and benefits because they represent common practice in the apparel industry.

(3)	Mr. Rubright resigned from our Board of Directors on January 18, 2008. In connection with Mr. Rubright’s resignation, our Nominating, Compensation & Governance Committee approved a waiver of the forfeiture restrictions on all previous grants of our restricted stock to Mr. Rubright.

Director Stock Ownership Guidelines

On July 27, 2007, our Board of Directors established stock ownership guidelines for our non-employee directors. The ownership guidelines specify a target number of shares of our common stock that our non-employee directors are expected to accumulate and hold within three years of the later of the effective date of the guidelines or the date of appointment to our Board of Directors (which we refer to as the “director’s determination date”). The specific guidelines for each applicable individual are established based on the fair market value of our common stock (based on a 365-day trailing average for our common stock price as reported on the NYSE as of the director’s determination date) and the amount of the director’s annual retainer as of the director’s determination date. Pursuant to these guidelines, each of our non-employee directors is expected to own or acquire shares of our common stock having a fair market value equal to one times his or her annual retainer.

Shares owned outright by a non-employee director or by members of his or her immediate family sharing the same household, restricted stock and shares held in trust for the benefit of the non-employee director or his or her immediate family are counted towards satisfying the applicable guideline.

Compensation Program for Fiscal 2008.

In March 2008, our Nominating, Compensation & Governance Committee resolved to recommend to our Board of Directors that our compensation program for our non-employee directors be revised to comprise the following:

•	an annual cash retainer of $30,000 payable to each non-employee director;

•	an annual stock retainer (subject to a limited vesting period coinciding with one year of service on our Board of Directors) of $30,000 payable to each non-employee director;

•	an additional $10,000 annual retainer payable to the chair of our Audit Committee;

•	an additional $6,000 annual retainer payable to the chair of our Nominating, Compensation & Governance Committee; and

•	a $1,250 meeting fee for each committee or board meeting attended.

As with our current program, employee directors would not receive an annual retainer or meeting fees for their service on our Board of Directors. The recommended compensation program for fiscal 2008 is subject to approval by our Board of Directors. As of the date of this proxy statement, our Board of Directors has not yet considered the recommendation of our Nominating, Compensation & Governance Committee but is expected to do so at a future meeting.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our equity compensation plans as of February 2, 2008:

(c)
Number of
	(a)			Securities
	Number of			Remaining
	Securities to be		(b)	Available for
	Issued Upon		Weighted-Average	Future Issuance
	Exercise of		Exercise Price of	Under Equity
	Outstanding		Outstanding	Compensation Plans
	Options,		Options,	(Excluding Securities
	Warrants		Warrants	Reflected in
Plan Category	and Rights		and Rights	Column (a))

Equity compensation plans approved by security holders(1)
1992 Stock Option Plan	11,895		$10.73	—
1997 Stock Option Plan	219,970		25.71	—
Long-Term Stock Incentive Plan	3,500	(2)	—	875,397	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	235,365		24.94	875,397	(3)

(1)	Excludes shares to be issued under our Employee Stock Purchase Plan because the number of shares and weighted average purchase price cannot be determined at this time.

(2)	During our eight month transition period ended February 2, 2008, our Nominating, Compensation & Governance Committee awarded performance share awards and restricted share unit awards to our non-employee directors and certain of our employees, including our executive officers. Restricted shares and restricted share units were issuable pursuant to these awards based, in part, on our performance during our eight month transition period ended February 2, 2008 and other factors.

The Nominating, Compensation & Governance Committee certified on March 27, 2008 that our performance during our eight month transition period ended February 2, 2008 did not satisfy the threshold earnings per share target (calculated after giving effect to certain accounting adjustments) established under such awards to employee recipients and, therefore, no shares were issued pursuant to such awards. The Nominating, Compensation & Governance Committee further certified on March 27, 2008 that, in accordance with the terms of the performance share awards to each of our non-employee directors, each non-employee director who was serving in such capacity was entitled to receive the minimum 500 restricted shares of our common stock. Accordingly, on March 27, 2008, an aggregate of 3,500 restricted shares were granted pursuant to these awards. The table reflects the actual number of securities to be issued pursuant to the performance share awards and restricted share unit awards in respect of our eight month transition period ended February 2, 2008.

(3)	Our Long-Term Stock Incentive Plan, which initially became effective on July 27, 2004, is the only currently-outstanding equity compensation plan (other than our Employee Stock Purchase Plan) pursuant to which new awards may be made.

NOMINATING, COMPENSATION & GOVERNANCE COMMITTEE REPORT

The members of the Nominating, Compensation & Governance Committee as of February 2, 2008 were Robert E. Shaw, Clarence H. Smith and Helen B. Weeks. The Board of Directors of Oxford Industries, Inc. has determined that all members of the Nominating, Compensation & Governance Committee are independent in accordance with the NYSE corporate governance listing standards.

The Nominating, Compensation & Governance Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Nominating, Compensation & Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Transition Report on Form 10-K for the eight month transition period ended February 2, 2008.

Respectfully submitted,

Robert E. Shaw, Chairman
Cecil D. Conlee
Helen B. Weeks

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Cecil D. Conlee, Robert E. Shaw, Clarence H. Smith and Helen B. Weeks served on our Nominating, Compensation & Governance Committee during our eight month transition period ended February 2, 2008. None of them are current officers or employees of our company or any subsidiary, none of them are former officers of our company or any subsidiary (except as described below) and none of them have any other direct or indirect relationship with our company or any other entity that could reasonably be expected to influence their actions as members of the Nominating, Compensation & Governance Committee. Mr. Conlee was an employee of our company from 1963 to 1968. He served as our assistant treasurer during 1966 and as our treasurer and chief financial officer between 1967 and 1968. Our Board of Directors determined that Mr. Conlee’s previous service to our company would not reasonably be expected to influence his actions as a member of the Nominating, Compensation & Governance Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors reviews all related party transactions and relationships that are disclosable under Item 404(a) of Regulation S-K. To help identify related party transactions and relationships, each director and executive officer annually completes a questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or will have with our company. Our legal department, with the assistance of other members of senior management, also reviews contemplated transactions by our company and our subsidiaries to determine if one of our directors or executive officers, or a company with which one of our directors or executive officers is affiliated, proposes to engage in a transaction that our Board of Directors should review.

Our Board of Directors will only approve those related party transactions or relationships that are in, or not inconsistent with, the best interests of our company and our shareholders. In determining whether to approve or reject a related party transaction or relationship, our Board of Directors considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to our company.

Our Board of Directors has identified the following related party relationship:

Mr. E. Jenner Wood III, one of our directors, is Chairman, President and Chief Executive Officer of SunTrust Bank, Central Group, a subsidiary of SunTrust Banks, Inc. (to which we refer collectively with its subsidiaries as “SunTrust”), and also serves on the Management Committee of SunTrust Banks, Inc. We maintain a syndicated credit facility which was amended and restated in 2004 under which subsidiaries of SunTrust serve as agent and lender. This loan was made in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, which operates under a written charter adopted by the Board of Directors of Oxford Industries, Inc., is composed of independent directors and oversees, on behalf of the Board of Directors, the Company’s financial reporting process and system of internal control over financial reporting. The Audit Committee’s charter is posted on the Company’s Internet website at www.oxfordinc.com.

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. The Company has a full-time Internal Audit Department that reports to the Audit Committee and the Company’s senior management. The Internal Audit Department is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal controls related to, among other things, the reliability and integrity of the Company’s financial information and the safeguarding of the Company’s assets. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating and, when appropriate, replacing the Company’s independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Company’s transition report on Form 10-K for the eight month transition period ended February 2, 2008, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee discussed with Ernst & Young LLP its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90, and applicable law.

In addition, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter regarding their independence from management and the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed this information with the independent auditors. The Audit Committee discussed with Ernst & Young LLP and the Company’s Internal Audit Department the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with the auditors’ independence. The Audit Committee held four meetings and acted by written consent on one occasion during the eight month transition period ended February 2, 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Company’s Transition Report on Form 10-K for the eight month transition period ended February 2, 2008, for filing with the U.S. Securities and Exchange Commission.

Respectfully Submitted,

Cecil D. Conlee, Chairman
George C. Guynn
Clarence H. Smith

RE-APPROVAL OF THE OXFORD INDUSTRIES, INC.
EXECUTIVE PERFORMANCE INCENTIVE PLAN
(Proposal No. 2)

On October 6, 2003, our shareholders approved the Oxford Industries, Inc. Executive Performance Incentive Plan (which we refer to as the “EPIP”). The EPIP is designed so that the bonuses payable under the EPIP qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Service Code. Section 162(m) generally prohibits us from deducting the compensation of certain named executive officers that exceeds $1,000,000 during any year. The limitation does not apply to compensation based on achievement of pre-established performance goals if certain requirements are met. Shareholder re-approval of the EPIP is required under Internal Revenue Service regulations at least every five years in order to preserve our federal income tax deduction of awards made under the EPIP that qualify as performance-based compensation.

On March 27, 2008, our Board of Directors amended and restated the EPIP, in the form attached to this proxy statement as Appendix A, and recommended that our shareholders vote to re-approve the EPIP. The material terms of the EPIP are described below and remain unchanged from the plan as approved by our shareholders in 2003.

If our shareholders do not re-approve the EPIP, certain future payments of annual incentive compensation to our executive officers, including those described as formula bonuses payable to our named executive officers under “Executive Compensation — Compensation Discussion and Analysis — Short-Term Incentive Compensation (Bonuses)” in respect of fiscal 2008, may not be fully deductible as a compensation expense under Code Section 162(m), as discussed further below.

Re-Approval of the EPIP

Re-approval of the EPIP requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal.

Summary of the EPIP

The following summary of the EPIP, as amended and restated by our Board of Directors, is qualified in its entirety by the full text of the EPIP attached to this proxy statement as Appendix A. Shareholders are encouraged to read the full text of the EPIP.

The EPIP authorizes the payment of incentive compensation to eligible employees. The EPIP is administered by a committee of our Board of Directors consisting solely of two or more outside directors, as defined in the regulations under Section 162(m). The EPIP is currently administered by and, until specified otherwise, will be administered in the future by, our Nominating, Compensation & Governance Committee.

At the beginning of each fiscal year or other plan year specified by the designated committee, the committee selects the participants in the EPIP for that performance period. Participation in the EPIP is limited to our Chief Executive Officer and any other employee of our company or our subsidiaries who, in the opinion of the designated committee, (i) will have compensation for a fiscal year sufficient to result in the employee being listed in the Summary Compensation Table appearing in our proxy statement for the fiscal year, or (ii) otherwise qualifies as a key executive of our company or a senior executive officer of one of our subsidiaries.

No later than 90 days after the beginning of a performance period, the committee will specify in writing the performance goals and annual performance incentive payments that are to apply for that year. Performance incentive payments may vary among participants and from year to year, but the maximum incentive payment to any participant in respect of performance periods (or portions thereof) falling within any 12 consecutive month period is $5,000,000.

Performance goals established by the designated committee may include the achievement of a specified a specified target, or target growth in, one or more of the following: (i) earnings before interest expense, taxes, depreciation and amortization; (ii) earnings before interest expense and taxes; (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on shareholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on (net) assets; (xxii) economic value added; (xxiii) gross or net profit before or after taxes or (xxiv) objectively determinable goals with respect to service or product delivery, service or product quality, inventory management, customer satisfaction, meeting budgets and/or retention of employees. Performance measures may relate to our company as a whole and/or one or more of our subsidiaries, one or more of our divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the committee determines. Since 2003, performance measures under the EPIP have typically been based on return on net assets, profit before interest and taxes and profit before taxes measures for our company and/or certain of our operating divisions.

As soon as possible after the end of each performance period, the committee will certify for each participant whether the performance goals for that period have been met. If such goals have been met, the committee may authorize payment of the applicable performance incentive compensation to the participant. The committee has discretion to reduce, but not to increase, the previously established performance incentive compensation if the performance goals have been met. However, the committee may elect to award a discretionary bonus that is based in whole or in part upon the achievement of the performance goals under the EPIP.

Performance incentive compensation awards under the EPIP are payable in cash (or as otherwise determined by the committee) as soon as practicable following the close of the performance period. However, such payment may be subject to deferral pursuant to the provisions of any applicable deferred compensation plan maintained by our company or our subsidiaries. If a participant’s employment is terminated for cause during a performance period, he or she will not receive any performance incentive compensation under the EPIP for that performance period.

Our Board of Directors may amend or terminate the EPIP at any time, but no such amendment or termination will affect the payment of annual performance incentive compensation for a year already ended, and no such amendment may, without the approval of our shareholders, change the material terms of a performance goal or effect any other change that would cause the loss of a tax deduction to our company under Section 162(m) absent shareholder approval.

Federal Income Tax Consequences

A participant will recognize ordinary income, and we will be allowed a tax deduction, at the time annual performance incentive compensation is paid or payable. Section 162(m) provides that no federal income tax deduction is allowed for compensation paid to a covered employee in any taxable year to the extent that such compensation exceeds $1,000,000. This deduction limitation does not apply to compensation that is performance-based compensation within the meaning of the Section 162(m) regulations. The EPIP is intended to preserve the Company’s federal income tax deduction for annual performance incentive compensation payments under the EPIP by meeting the requirements for performance-based compensation under Section 162(m).

Benefits to Named Executive Officers and Others

It is not possible at this time to determine the benefits or amounts that will be received by participants under the EPIP.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RE-APPROVAL OF THE OXFORD INDUSTRIES, INC. EXECUTIVE PERFORMANCE INCENTIVE PLAN.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 3)

At the recommendation of our Audit Committee, our Board of Directors has selected Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2008. Ernst & Young LLP has served as our independent auditors since May 2002. Our Board of Directors considers such accountants to be well qualified and recommends that our shareholders vote to ratify their appointment. Shareholder ratification of the appointment of our independent registered public accounting firm is not required by law; however, our Board of Directors considers the solicitation of shareholder ratification to be in our company’s and its shareholders’ best interests.

Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2008 requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal.

In view of the difficulty and expense involved in changing auditors on short notice, if our shareholders do not ratify the appointment of Ernst & Young LLP at the annual meeting, it is contemplated that the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2008 will be permitted to stand unless our Board of Directors finds other compelling reasons for making a change. Disapproval by our shareholders will be considered a recommendation that our Board of Directors select another independent registered public accounting firm for the following year. A representative of Ernst & Young LLP is expected to attend the annual meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders.

Fees Paid to Ernst & Young LLP

The following table summarizes certain fees that we paid to Ernst & Young LLP for professional services rendered for our eight month transition period ended February 2, 2008 and fiscal 2007:

Fee Category	Transition Period (1) ($)	Fiscal 2007 ($)

Audit fees	1,362,000	1,290,000
Audit-related fees	2,000	35,000
Tax fees	51,000	57,000
All other fees	—	—

Total fees	1,415,000	1,382,000

(1)	Represents fees payable in respect of services rendered for professional services for our eight month transition period ended February 2, 2008.

Audit Fees.  “Audit fees” are fees for the audit of our annual financial statements and review of our quarterly financial statements, including our transition period financial statements for our eight month transition period ended February 2, 2008, and for services normally provided in connection with statutory and regulatory filings, including fees incurred in meeting the compliance requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  “Audit-related fees” are fees for audit-related services such as services related to potential business acquisitions and dispositions, assistance with implementation of recently adopted rules and regulations, compliance with rules and regulations applicable to accounting matters and audits performed pursuant to certain royalty and lease agreements.

Tax Fees.  “Tax fees” are fees for tax compliance, planning and advisory services.

Independence

The Audit Committee considered the effects that the provision of the services described above under the subheadings “Audit-related fees” and “Tax fees” may have on the auditors’ independence and has determined that such independence has been maintained.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Unless a service to be provided by our independent registered public accounting firm has received general pre-approval under the policy, it requires specific pre-approval by our Audit Committee or the Chair of our Audit Committee before the commencement of the service.

Specific pre-approval is required for significant recurring annual engagements such as engagements for the required annual audit and quarterly reviews (including the audit of internal control over financial reporting) and statutory or employee benefit plan audits.

Under the policy, general pre-approval is provided for:

•	audit services associated with a change in the scope of the annual audit engagement and additional audit procedures arising out of our adoption of (1) new accounting pronouncements, or (2) business transactions, regulatory matters, or matters not reasonably anticipated that arise in the conduct of the audit;

•	work associated with registration statements under the Securities Act of 1933, as amended (for example, post-report review procedures, comfort letters or consents);

•	statutory audits, employee benefit plan audits or other financial audit work for non-U.S. subsidiaries that is not required for the audits under the Exchange Act;

•	due diligence work for potential acquisitions or disposals;

•	attest services to verify compliance;

•	advice and consultation as to proposed or newly adopted accounting and auditing standards and interpretations and financial accounting and disclosure requirements imposed by the SEC, the Financial Accounting Standards Board and other regulatory agencies and professional standard setting bodies;

•	assistance and consultation as to questions from us and access to the Ernst & Young LLP internet-based accounting and reporting resources;

•	assistance to us with understanding our internal control review and reporting obligations;

•	review of information systems security and controls;

•	tax return preparation and/or review and related tax services;

•	international tax planning, including foreign tax credit and cash repatriation planning; and

•	subject to certain exceptions, general federal, state and international tax planning and advice.

Any individual engagement with an estimated cost of more than $75,000 must be specifically pre-approved before the commencement of the engagement by our Audit Committee or by the Chair of our Audit Committee, even if the service in question has received general pre-approval. In addition, further Audit Committee pre-approval is required if the aggregate fees for such engagements would exceed $200,000. As appropriate, at each Audit Committee meeting, the entire Audit Committee reviews services performed since the prior meeting pursuant to the general pre-approvals granted under the policy, as well as services pre-approved by the Chair of our Audit Committee. The nature and dollar value of services performed under the general pre-approval guidelines are reviewed with our Audit Committee on at least an annual basis.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DURING FISCAL 2008.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the enclosed proxy as the proxy holders will vote on such matters in their discretion.

ADDITIONAL INFORMATION

Transition Report on Form 10-K

We will provide without charge, at the written request of any shareholder of record as of April 15, 2008, a copy of our Transition Report on Form 10-K, including the financial statements, for our eight month transition period ended February 2, 2008, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits if they are requested by eligible shareholders. We may impose a reasonable fee for providing the exhibits. Requests for copies of our Transition Report on Form 10-K should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Shareholder Proposals and Communications to our Board of Directors

How do I submit a shareholder proposal?

Pursuant to our Bylaws, to be considered for inclusion in our proxy statement (or to be considered at an annual meeting of our shareholders but not included in our proxy statement), a shareholder proposal (other than a director nomination, which is discussed elsewhere in this proxy statement under the heading “Election of Directors — Submission of Director Candidates by Shareholders”) must be delivered to our Secretary within the time period specified in Rule 14a-8(e)(2) adopted pursuant to the Exchange Act. Pursuant to Rule 14a-8(e)(2), a shareholder proposal must be received by us not less than 120 calendar days before the first anniversary of the date of our proxy statement to shareholders in connection with our annual meeting during the preceding year, provided that if the date of the annual meeting changes by more than 30 days from the first anniversary of the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send proxy materials. Accordingly, in order for a shareholder proposal to be considered for inclusion in the proxy statement to be sent to shareholders for our 2009 Annual Meeting of Shareholders (or for a shareholder proposal to be considered at our 2009 Annual Meeting of Shareholders but not included in our proxy statement), we must receive the proposal (other than a director nomination) on or before January 9, 2009, provided that in the event the date of our 2009 Annual Meeting of Shareholders is advanced more than 30 days prior to or delayed more than 30 days after June 16, 2009, in order to be timely, the proposal must be delivered a reasonable time before we begin to print and send proxy materials in connection with such annual meeting.

In addition, a shareholder proposal (other than a director nomination) should include the following:

1. the names and business addresses of the shareholder proponent and all persons acting in concert with the proponent (including the names and addresses as set forth in our books);

2. the class and number of shares of our capital stock beneficially owned by the proponent and the other persons identified in clause 1;

3. a description of the proposal, containing all material information relating thereto; and

4. other information our Board of Directors reasonably determines is necessary or appropriate to enable it and our shareholders to consider the proposal.

How can a shareholder or other interested party communicate with the Company’s directors, with the Company’s non-management directors as a group or with the Company’s presiding independent director?

Mail can be addressed to our directors in care of the Office of the Secretary, Oxford Industries, Inc., 222 Piedmont Ave., N.E., Atlanta, Georgia 30308. At the direction of our Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Trivial items will be delivered to our directors at the next scheduled meeting of our Board of Directors. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to “Outside Directors,” “Non-Management Directors” or the “Presiding Independent Director” will be forwarded or delivered to the presiding independent director, as designated in accordance with our Corporate Governance Guidelines. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of our Board of Directors.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 16, 2008

This proxy statement and our Annual Report to Shareholders for our eight month transition period ended February 2, 2008 are available on the Internet at www.proxymaterials.oxfordinc.com.

Expenses of Solicitation

We will bear the cost of solicitation of proxies by our Board of Directors in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock held in their names. Our employees may solicit proxies by mail, telephone, facsimile, electronic mail and personal interview. We have also engaged Laurel Hill Advisory Group, LLC to act as our proxy solicitor and have agreed to pay it approximately $6,500 plus reasonable expenses for such services, among other services that will be provided to us in the ordinary course of business.

By Order of the Board of Directors

Thomas E. Campbell
Secretary

Our Annual Report to Shareholders for our eight month transition period ended February 2, 2008, which includes audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

APPENDIX A

OXFORD INDUSTRIES, INC.
EXECUTIVE PERFORMANCE INCENTIVE PLAN
(as amended and restated, effective March 27, 2008)

Section 1

Purpose

The purpose of the Oxford Industries, Inc. Executive Performance Incentive Plan is as follows: (i) to attract and retain qualified executives by providing performance-based compensation as an incentive for their efforts to achieve Oxford Industries, Inc.’s financial and strategic objectives; and (ii) to generally qualify compensation paid under the Plan as “performance-based compensation” within the meaning of Code Section 162(m), in order to preserve the Company’s tax deduction for compensation paid under the Plan to Eligible Employees.

Section 2

Definitions

The following words and phrases as used in this Plan shall have the meanings set forth in this Section unless a different meaning is clearly required by the context.

2.1  “Board” means the Board of Directors of the Company.

2.2  “Code” means the Internal Revenue Code of 1986, as amended.

2.3  “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 8.2.

2.4  “Company” means Oxford Industries, Inc.

2.5  “Eligible Employee” means the Chief Executive Officer of the Company and any other employee of the Company (or of any Subsidiary) who, in the opinion of the Committee, (i) will have compensation for the applicable fiscal year sufficient to result in the employee being listed in the Summary Compensation Table appearing in the Company’s proxy statement distributed to shareholders following such fiscal year, as required by Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended; or (ii) otherwise qualifies as a key executive of the Company or a senior executive officer of a Subsidiary.

2.6  “Maximum Performance Award” means an amount not greater than $5 million with respect to the award of all bonuses under the Plan with respect to performance periods (or portions thereof) falling within any twelve (12) consecutive month period.

2.7  “Outside Directors” means members of the Board who qualify as outside directors, as that term is defined in Code Section 162(m) and the regulations proposed or adopted thereunder.

2.8  “Participant” means an Eligible Employee designated by the Committee under Section 3 to participate in the Plan.

2.9  “Performance Award” means the bonus awarded to a Participant under the terms of the Plan.

2.10  “Performance Measures” means the specified objectives and measurements established by the Committee which, if satisfied, will result in a Performance Award.

2.11  “Plan” means this Oxford Industries, Inc. Executive Performance Incentive Plan, as amended from time to time.

2.12  “Plan Year,” with respect to any Performance Award to a Participant or with respect to any Performance Measure, means the Company’s applicable fiscal year or such other period designated by the Committee.

2.13  “Subsidiary” means any corporation, joint venture or partnership in which the Company owns directly or indirectly (i) with respect to a corporation, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in the corporation, or (ii) in the case of a joint venture or partnership, a fifty percent (50%) or more interest in the capital or profits of such joint venture or partnership.

Section 3

Participation

As soon as possible following the commencement of each Plan Year, the Committee shall specify by name or position the Participants. The Committee shall retain discretion to name as a Participant an employee hired or promoted after the commencement of the Plan Year.

Section 4

Establishment of Performance Measures and Performance Awards

4.1  Time of Establishment.  No later than ninety (90) days after the commencement of the Plan Year, the Committee shall specify in writing the Performance Measures and Performance Awards which are to apply for that Plan Year, subject to the provisions of Sections 4.2 and 4.3.

4.2  Performance Awards.  Performance Awards may vary among Participants and from Plan Year to Plan Year; however, Performance Awards to a Participant with respect to the performance periods (or portions thereof) falling within any twelve (12) consecutive month period shall in no event exceed the Maximum Performance Award.  Performance Awards may be established as a percentage or multiple of base salary, or as a percentage or multiple of an established target bonus. In addition to the Performance Awards that are intended to satisfy the provisions of Code Section 162(m), the Committee may also award a discretionary bonus that is based in whole or in part upon the achievement of the Performance Measures established hereunder.

4.3  Performance Measures.  Performance measures may include the achievement of a specified a specified target, or target growth in, one or more of the following: (i) earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest expense and taxes (“EBIT”); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on shareholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on (net) assets; (xxii) economic value added; (xxiii) gross or net profit before or after taxes or (xxiv) objectively determinable goals with respect to service or product delivery, service or product quality, inventory management, customer satisfaction, meeting budgets and/or retention of employees.

Performance measures may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. These factors will not be altered or replaced by any other criteria without ratification by the shareholders of the Company if failure to obtain such approval would result in jeopardizing the tax deductibility of Performance Awards to Participants.

Section 5

Determination of Amount of Performance Awards

5.1  Committee Certification Regarding Performance Measures.   As soon as possible following the end of each Plan Year, the Committee shall certify for each Participant whether the Performance Measures for that Plan Year have been met. If such Performance Measures have been met, the Committee will award such Participant the Performance Award established under Section 4 hereof, subject to the discretion reserved in Section 5.3 to reduce such awards, but with no discretion to increase the Performance Award. Notwithstanding the foregoing, the Committee may elect to award a discretionary bonus that is based in whole or in part upon the achievement of the Performance Measures established hereunder.

5.2  Maximum Award.  Performance Awards to a Participant with respect to the performance periods (or portions thereof) falling within any twelve (12) consecutive month period shall in no event exceed the Maximum Performance Award.

5.3  Reduction of Award Amount.  The Committee in its sole discretion may award to a Participant less than the Performance Award regardless of the fact that the Performance Measures for the Plan Year have been met.

Section 6

Payment of Awards

Performance Awards for a given Plan Year shall be paid in cash (or as otherwise determined by the Committee) as soon as practicable following the close of that Plan Year. However, such payment may be subject to deferral pursuant to the provisions of any applicable deferred compensation plan maintained by the Company or a Subsidiary.

Section 7

Termination of Employment

If a Participant’s employment with the Company (and its Subsidiaries, if applicable) terminates prior to the end of a Plan Year for Cause, such Participant shall not receive any Performance Award for such Plan Year.

Section 8

Plan Administration

8.1  Administration by Committee.  The Plan shall be administered by the Committee, which shall have the authority in its sole discretion, subject to the provisions of the Plan, to administer the Plan and to exercise all the powers either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan.

8.2  Appointment of Committee.  The Board shall appoint the Committee from among its members to serve at the pleasure of the Board. The Board from time to time may remove members from, or add members to, the Committee and shall fill all vacancies thereon. The Committee shall at all times consist solely of two or more Outside Directors.

8.3  Interpretation of Plan Provisions.  The Committee shall have complete discretion to construe and interpret the Plan and may adopt rules and regulations governing administration of the Plan. The Committee may consult with the management of the Company but shall retain responsibility for administration of the Plan. The Committee’s decisions, actions and interpretations regarding the Plan shall be final and binding upon all Participants.

8.4  Participation Limited to this Plan.  A Participant in this Plan with respect to a Plan Year shall not be entitled to participate in the Company’s Performance Bonus Program for such Plan Year, notwithstanding any provision of such Performance Bonus Program to the contrary.

Section 9

Compliance with Code Section 162(m)

The Company intends that Performance Awards under this Plan satisfy the applicable requirements of Code Section 162(m) so that such Code section does not deny the Company a tax deduction for such Performance Awards. It is intended that the Plan shall be operated and interpreted such that Performance Awards remain tax deductible by the Company. Notwithstanding the foregoing, the Committee may elect to award a discretionary bonus that is based in whole or in part upon the achievement of the Performance Measures established hereunder without regard to whether such discretionary bonus would satisfy the requirements of Code Section 162(m).

Section 10

Nonassignability

No Performance Award granted to a Participant under the Plan shall be assignable or transferable, except by will or by the laws of descent and distribution.

Section 11

Effective Date and Term of Plan

The Plan, as amended and restated, shall be effective as of March 27, 2008, subject to approval by the shareholders of the Company. The Plan shall continue from year to year until terminated by the Board.

Section 12

Amendment of the Plan

The Board may amend, modify or terminate the Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of a Performance Award for a Plan Year already ended. In addition, any amendment or modification of the Plan shall be subject to shareholder approval if necessary for purposes of qualifying compensation paid under the Plan as “performance-based compensation” under Code Section 162(m).

Section 13

General Provisions

13.1  Unfunded Plan.  The Plan shall be an unfunded incentive compensation arrangement for a select group of key management employees of the Company and its participating Subsidiaries. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant’s right to receive a Performance Award shall be no greater than the right of an unsecured general creditor of the Company. All Performance Awards shall be paid from the general funds of the Company, and no segregation of assets shall be made to ensure payment of Performance Awards.

13.2  Governing Law.  The Plan shall be interpreted, construed and administered in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of law.

13.3  Section Headings.  The section headings contained in the Plan are for purposes of convenience only and are not intended to define or limit the contents of the Plan’s sections.

13.4  Effect on Employment.  Nothing contained in the Plan shall affect or be construed as affecting the terms of employment of any Eligible Employee except as expressly provided in the Plan. Nothing in the Plan shall affect or be construed as affecting the right of the Company or a Subsidiary to terminate the employment of an Eligible Employee at any time for any reason, with or without cause.

13.5  Successors.  All obligations of the Company with respect to Performance Awards granted under the Plan shall be binding upon any successor to the Company, whether such successor is the result of an acquisition of stock or assets of the Company, a merger, a consolidation or otherwise.

13.6  Withholding of Taxes.  The Company shall deduct from each Performance Award the amount of any taxes required to be withheld by any governmental authority.

IN WITNESS WHEREOF, Oxford Industries, Inc. has caused this Plan to be executed this   day of          , 2008.

OXFORD INDUSTRIES, INC.

By:
Name:
Title:

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

    Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors*:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Cecil D. Conlee	☐	☐	☐	02 - J. Reese Lanier	☐	☐	☐	03 - Dennis M. Love	☐	☐	☐

*If a nominee becomes unable to serve, the Proxy will be voted for a substitute nominee or will not be voted, as recommended by the Board of Directors.

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to re-approve the Oxford Industries, Inc. Executive Performance Incentive Plan.	☐	☐	☐	3.	Proposal to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm during the fiscal year which commenced February 3, 2008.	☐	☐	☐

4.	The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the annual meeting.

B Non-Voting Items Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.
☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this proxy and sign exactly as your name or names appear. If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, please sign in full corporate name by President or other authorized officer. If signing as a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

   +

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — OXFORD INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS, JUNE 16, 2008
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The executing shareholder(s) appoints J. HICKS LANIER, THOMAS C. CHUBB III and THOMAS E. CAMPBELL, and each of them, proxies, with full power of substitution, for and in the name of the executing shareholder(s), to vote all shares of the common stock of Oxford Industries, Inc. that the executing shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Monday, June 16, 2008, at 3:00 p.m., local time, at the offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said persons are directed to vote as indicated on the reverse side, and otherwise in their discretion upon any other business.
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.
Please sign and date below and return this proxy immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.